UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.   )

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JOHN B. SANFILIPPO & SON, INC.

(Name of Registrant as Specified in Its Charter)

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JOHN B. SANFILIPPO & SON, INC.

1703 North Randall Road

Elgin, Illinois 60123

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held

on November 2, 2017

TO THE STOCKHOLDERS:

The Annual Meeting of stockholders of John B. Sanfilippo & Son, Inc. will be held on Thursday, November 2, 2017, at 10:00 A.M., Central Time, at 1707 N. Randall Road, Elgin, Illinois 60123, for the following purposes:

1.	Elect directors;

2.	Ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the 2018 fiscal year;

3.	Conduct an advisory vote to approve executive compensation;

4.	Conduct an advisory vote on the frequency of the advisory vote on executive compensation; and

5.	Transact such other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.

The Annual Meeting may be postponed or adjourned from time to time without any notice other than announcement at the meeting and any and all business for which notice is hereby given may be transacted at any such postponed or adjourned meeting.

The Board of Directors has fixed the close of business on September 8, 2017, as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting. A list of these stockholders will be available for inspection for 10 days preceding the meeting at 1707 N. Randall Road, Elgin, Illinois 60123 and will also be available for inspection at the Annual Meeting.

A Notice of Internet Availability of Proxy Materials (the “Internet Notice”) will be mailed to stockholders of record who were not mailed the printed proxy materials. The Internet Notice provides details regarding the availability of our full proxy materials, including this Proxy Statement and Annual Report, at the website address http://www.proxydocs.com/JBSS. All stockholders of record were either mailed the Internet Notice or mailed the printed proxy materials which include a proxy card. Stockholders who are beneficial owners of our stock held in street name (e.g. holding shares of our stock through a broker, bank or other holder of record) should follow the applicable instructions provided by their broker, bank or other holder of record to vote their shares. If a stockholder wishes to vote electronically or by telephone, the stockholder should follow the instructions on how to vote electronically or by telephone that are included on the stockholder’s proxy card, Internet Notice or voting instruction card. The internet availability of our proxy materials gives our stockholders fast and convenient access to our proxy materials, reduces the impact on the environment and reduces printing and mailing costs.

Whether or not a stockholder plans to attend the Annual Meeting and vote in person, we request that the stockholder read our proxy materials and submit the stockholder’s proxy vote. A stockholder submitting a proxy vote will not affect the stockholder’s right to attend the Annual Meeting and vote in person.

By Order of the Board of Directors

MICHAEL J. VALENTINE Secretary

Elgin, Illinois

September 15, 2017

Annual Meeting of Stockholders	1
Proposal 1: Election of Directors	5
Nominees for Election by the Holders of Common Stock	6
Nominees for Election by the Holders of Class A Stock	8
Corporate Governance	11
Proposal 2: Ratify the Audit Committee’s Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the 2018 Fiscal Year	18
Audit Committee Report	19
Proposal 3: Advisory Vote to Approve Executive Compensation	20
Proposal 4: Advisory Vote on the Frequency of Advisory Votes on Executive Compensation	21
Compensation of Directors and Executive Officers	22
Compensation of Directors	22
Compensation Discussion and Analysis	23
Compensation of Executive Officers	32
Compensation Committee Report	40
Security Ownership of Certain Beneficial Owners and Management	41
Review of Related Party Transactions	46
Section 16(a) Beneficial Ownership Reporting Compliance	48
Other Annual Meeting Matters	49

John B. Sanfilippo & Son, Inc.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

November 2, 2017

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of John B. Sanfilippo & Son, Inc., a Delaware corporation, of proxies for use at the annual meeting of our stockholders to be held on Thursday, November 2, 2017, at 10:00 A.M., Central Time, at 1707 N. Randall Road, Elgin, Illinois 60123, and at any postponement or adjournment thereof (the “Annual Meeting”). All shares of our Common Stock, $.01 par value (the “Common Stock”) and our Class A Common Stock, $.01 par value (the “Class A Stock”) entitled to vote at the Annual Meeting which are represented by properly submitted proxies will, unless such proxies have been revoked, be voted in accordance with the instructions given in such proxies.

Any stockholder who has submitted a proxy may revoke it by: (a) delivering a written notice of revocation to our Secretary prior to the exercise of the proxy at the Annual Meeting; (b) duly submitting a subsequent properly executed proxy (by Internet, telephone or mail) so that it is received by 5:00 P.M. Eastern Time on November 1, 2017 or (c) attending the Annual Meeting and voting in person. Any written notice of revocation should be received by our Secretary at 1703 N. Randall Road, Elgin, Illinois 60123-7820, Attention: Secretary, or hand delivered to the Secretary, before the closing of the polls at the Annual Meeting.

Unless the context otherwise requires, references herein to “we”, “us”, “our”, “the company” or “our company” refer to John B. Sanfilippo & Son, Inc. The mailing address of our principal executive offices is 1703 N. Randall Road, Elgin, Illinois 60123-7820.

A Notice of Internet Availability of Proxy Materials (the “Internet Notice”) will be mailed to stockholders of record who were not mailed the printed proxy materials. The Internet Notice provides details regarding the availability of our full proxy materials, including this Proxy Statement and our annual report to stockholders for the 2017 fiscal year, at the Internet website address http://www.proxydocs.com/JBSS. All stockholders of record holding shares of Common Stock at the close of business on our record date of September 8, 2017 were either mailed the Internet Notice, or mailed the printed proxy materials which include a proxy card. If a stockholder wishes to vote electronically or by telephone, the stockholder should follow the instructions on how to vote electronically or by telephone that are included on the stockholder’s proxy card or Internet Notice.

Stockholders who are beneficial owners of our Common Stock held in street name (e.g. holding shares of our Common Stock through a broker, bank or other holder of record) should follow the applicable instructions provided by their broker, bank or other holder of record to vote their shares.

This Proxy Statement was filed with the Securities and Exchange Commission (the “SEC” or the “Commission”) on September 15, 2017, and we expect to first send the Internet Notice to stockholders on or around September 20, 2017.

Record Date and Shares Outstanding

We had outstanding on September 8, 2017, the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting, 8,699,983 shares of Common Stock (excluding 117,900 treasury shares, which are neither outstanding nor entitled to vote) and 2,597,426 shares of Class A Stock. The Common Stock is traded on the Nasdaq Global Select Market under the ticker “JBSS”. There is no established public trading market for the Class A Stock.

Voting and Quorum

Pursuant to our Restated Certificate of Incorporation (as amended, the “Restated Certificate”), so long as the total number of shares of Class A Stock outstanding is greater than or equal to 12 1/2 % of the total number of shares of Class A Stock and Common Stock outstanding, the holders of Common Stock voting as a class are entitled to elect such number (rounded to the next highest number in the case of a fraction) of directors as equals 25% of the total number of directors constituting the full Board of Directors. The holders of Class A Stock voting as a class are entitled to elect the remaining directors. With respect to all matters other than the election of directors or any matters for which class voting is required by law, the holders of Common Stock and the holders of Class A Stock will vote together as a single class, and the holders of Common Stock will be entitled to one vote per share of Common Stock and the holders of Class A Stock will be entitled to 10 votes per share of Class A Stock.

Our Restated Certificate does not entitle holders of Common Stock to cumulative voting. However, solely with respect to the election of directors, the Restated Certificate entitles, but does not require, each holder of Class A Stock, in person or by proxy, to either (a) vote the number of shares of Class A Stock owned by such holder for as many persons as there are directors to be elected by holders of Class A Stock (“Class A Directors”), or (b) cumulate said votes (by multiplying the number of shares of Class A Stock owned by such holder by the number of candidates for election as a Class A Director) and either (i) give one candidate all of the cumulated votes, or (ii) distribute the cumulated votes among such candidates as the holder sees fit.

The holders of our company’s capital stock representing a majority in voting power of the votes entitled to be cast by stockholders entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum for such meeting in order to transact any business. Where a separate vote by a class is required, a majority of the outstanding shares of such class, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter.

Proposals to be Voted Upon and the Board of Directors’ Recommendations

Four proposals are scheduled for stockholder consideration at the Annual Meeting, each of which is described more fully herein:

•	Election of directors (Proposal 1);

•	Ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the 2018 fiscal year (Proposal 2);

•	Advisory vote to approve executive compensation (Proposal 3); and

•	Advisory vote regarding the frequency of the advisory vote on executive compensation (Proposal 4).

The vote required and related matters for each of these proposals is as follows:

Proposal 1: Election of Directors

At the Annual Meeting, the holders of Common Stock voting as a class will be entitled to elect three of the nine directors. The holders of Class A Stock voting as a class will be entitled to elect the remaining six directors. Directors elected by holders of both Common Stock and Class A Stock are elected by a plurality of the votes cast for each such class.

The Board of Directors recommends a FOR vote for Gov. Jim R. Edgar, Ellen C. Taaffe and Daniel M. Wright. If a properly submitted, unrevoked proxy does not specifically direct the voting of the shares covered by such proxy, the proxy will be voted FOR the election of all director nominees to be elected by holders of Common Stock.

If any nominee is unable to act as director because of an unexpected occurrence, the proxy holders for shares of Common Stock may vote the proxies for another person as selected by the Corporate Governance Committee (“Governance Committee”) or the Board of Directors may reduce the number of directors to be elected.

Proposal 2: Ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the 2018 Fiscal Year

Approval of the ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as the company’s Independent Registered Public Accounting Firm for the 2018 fiscal year requires the affirmative vote of the holders of shares representing a majority of the votes present or represented by proxy and entitled to vote by the holders of Common Stock and Class A Stock, voting together as one class.

The Board of Directors recommends a FOR vote for the ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the 2018 fiscal year. If a properly submitted, unrevoked proxy does not specifically direct the voting of the shares covered by such proxy, the proxy will be voted FOR Proposal 2.

Proposal 3: Advisory Vote to Approve Executive Compensation

Pursuant to SEC rules, we are providing our stockholders with an advisory, nonbinding vote to approve the compensation paid to our named executive officers, as described in the Compensation Discussion and Analysis and Summary Compensation Table of this Proxy Statement. Because this vote is nonbinding, there is no vote required to formally approve Proposal 3. The holders of Common Stock and Class A Stock will vote together as one class on Proposal 3.

The Board of Directors recommends a FOR vote for the advisory vote to approve executive compensation. If a properly submitted, unrevoked proxy does not specifically direct the voting of the shares covered by such proxy, the proxy will be voted FOR Proposal 3.

Proposal 4: Advisory Vote on Frequency of Advisory Votes on Executive Compensation

We are also providing our stockholders with an advisory, nonbinding vote on how frequently the advisory vote on executive compensation should be presented to stockholders, as required by SEC rules. You may vote your shares to have the advisory vote held every one year (i.e. annually), two years or three years, or you may abstain.

The Board of Directors recommends an annual (ONE YEAR) frequency for the advisory vote on executive compensation. If a properly submitted, unrevoked proxy does not specifically direct the voting of the shares covered by such proxy, the proxy will be voted annually (ONE YEAR) on Proposal 4.

Effect of Abstentions

While the Board of Directors recommends that our stockholders vote in accordance with the recommendations set forth above, we also recognize that “abstain” votes are an option for Proposals 2, 3 and 4. Please note, however, that any shares voting “abstain” are treated as shares present or represented and voting. Therefore, an “abstain” vote for Proposal 2 or 3 has the same effect as a vote “against” each respective proposal and has no effect on Proposal 4. For purposes of determining whether a quorum exists, abstentions will be counted as present.

Effect of Broker Non-Votes

Under applicable stock exchange rules, brokers and banks have discretionary authority to vote shares without instructions from beneficial owners only on matters considered “routine”, such as the vote to ratify the appointment of the Independent Registered Public Accounting Firm (Proposal 2). On “non-routine” matters, such as the election of directors (Proposal 1), the advisory vote to approve executive compensation (Proposal 3) and the frequency of advisory votes on executive compensation (Proposal 4), these brokers and banks do not have discretion to vote uninstructed shares and thus are not entitled to vote on such proposals, resulting in a “broker non-vote” for those shares. Broker non-votes will not be counted for determining whether stockholders have approved a specific proposal; however, they will be counted as present for purposes of determining whether a quorum exists. We encourage all stockholders that hold shares through a broker or bank to provide voting instructions to such parties to ensure that their shares are voted at the Annual Meeting.

Other Proposals

If other matters are properly presented for a vote at the Annual Meeting, the persons named as proxies will vote on such matters in accordance with their discretion. We have not received notice of other matters that may be properly presented for a vote at the Annual Meeting other than the election of Class A Directors by the holders of Class A Stock.

PROPOSAL 1: ELECTION OF DIRECTORS

Nine directors are to be elected to serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualified or until his or her death, resignation or removal. Three directors are to be elected by the holders of Common Stock voting as a class and the remaining six directors are to be elected by the holders of Class A Stock voting as a class. While the Board of Directors does not contemplate that any nominee for election as a director will not be able to serve, if any of the nominees for election shall be unable or shall fail to serve as a director, the holders of proxies for our Common Stock shall vote such proxies for such other person or persons as shall be determined by the Governance Committee or, so long as such action does not conflict with the provisions of our Restated Certificate relating to the proportion of directors to be elected by the holders of Common Stock, the Board of Directors may, in its discretion, reduce the number of directors to be elected.

The Board of Directors recommends that the holders of Common Stock vote “FOR” Gov. Jim R. Edgar, Ellen C. Taaffe and Daniel M. Wright.

We believe that each nominee listed below under the “Nominees For Election By the Holders of Common Stock” has the qualifications, skills and experience that are consistent with our requirements for the selection of directors. Below in each nominee’s individual biography we identify and describe the background of each such nominee and other information regarding the skills of such nominee. The fact that we do not list a particular qualification, skill or experience for a nominee does not mean that the nominee does not possess that particular qualification, skill or experience.

NOMINEES FOR ELECTION BY THE HOLDERS OF COMMON STOCK

The name of and certain information regarding each nominee for election to our Board of Directors by the holders of Common Stock, as reported to us, is set forth below.

Governor Jim R. Edgar, Director, age 71 – Gov. Edgar served as a Distinguished Fellow at the University of Illinois Institute of Government and Public Affairs where he lectured from January 1999 to June 2014. He was also a Resident Fellow at the John F. Kennedy School of Government at Harvard University during the 1999 fall semester. Gov. Edgar served as Governor of the State of Illinois from January 14, 1991 through January 11, 1999. Prior to his election, Gov. Edgar served as the Illinois Secretary of State from 1981 to 1991. Gov. Edgar’s retirement from public office marked 30 years of state government service. Gov. Edgar currently serves on the board of directors of Horizon Group Properties, Inc. (since 2000), and previously served on the board of directors of Alberto Culver Company (from 2002 to 2011), Scudder Mutual Fund (from 1999 to 2007) and Youbet.com, Inc. (from 2002 until June 2010). Gov. Edgar has been a member of our Board of Directors since October 1999 and is a member of our Audit Committee and our Compensation Committee and is the Chairperson of our Governance Committee.

The Board of Directors has concluded that Gov. Edgar should serve as a director as a result of his demonstrated leadership and management skills as the former Governor of Illinois. In addition, as a result of his current and past service as a director on the boards of other companies, including a company that manufactures and markets consumer products, Gov. Edgar also provides our Board of Directors with significant expertise in the oversight of consumer-oriented companies and corporate governance procedures and practices.

Ellen C. Taaffe, Director, age 55 – Ms. Taaffe is a senior brand management and strategy executive who has held leadership roles across several industries. She is currently the Director of the Women’s Leadership Program at Northwestern University’s Kellogg School of Management, where she has served on the faculty since September 2016. She has also been consulting and coaching since 2015. Previously, she was President of Smith-Dahmer Associates LLC, a research and brand strategy consulting firm, where she served from 2010 to 2015. Prior to that, Ms. Taaffe was Vice President of Brand Marketing and a Corporate Officer of the Whirlpool Corporation from 2007 to 2009. Prior to the Whirlpool Corporation, Ms. Taaffe served as Senior Vice President of Marketing and Corporate Officer of Royal Caribbean Cruises Ltd. from 2005 to 2007. Previously, Ms. Taaffe served as Vice President of Health and Wellness Strategy and Programming at PepsiCo from 2003 to 2005. She was Vice President of Marketing for Frito-Lay’s Convenience Foods Division of PepsiCo, following PepsiCo’s acquisition of the Quaker Oats Company in 2001, where she served as Vice President of Marketing for Snacks and Side Dishes. At Quaker, Ms. Taaffe held numerous positions in Brand Management and Sales Management from 1984 to 2001. In 2015, Ms. Taaffe was appointed to serve on the Board of Directors of the Hooker Furniture Corporation, where she serves on their Compensation Committee, Audit Committee and Nominating and Corporate Governance Committee. Ms. Taaffe was appointed to our Board of Directors in January 2011 and is a member of our Audit Committee, our Compensation Committee and our Governance Committee. She was named a Board Leadership Fellow by the National Association of Corporate Directors in 2016.

The Board of Directors has concluded that Ms. Taaffe should serve as a director because of her extensive and diverse background in sales and marketing. Specifically, Ms. Taaffe’s experience in brand strategy for international consumer products companies provides us with a valuable resource as we continue to execute our corporate strategies and seek to expand the sales of our products. In addition, Ms. Taaffe provides our company with executive and academic experience as well as perspectives gained from her service on another board of directors.

Daniel M. Wright, Director, age 79 – Mr. Wright previously worked for Arthur Andersen LLP for 37 years as an auditor, where his clients consisted of privately-held and registered public companies. Mr. Wright was a Partner with Arthur Andersen LLP from 1973 through August 1998, and became a certified public accountant in 1968. Mr. Wright served on the board of directors of RC2 Corporation from 2003 until May 2010, where he was a member of its Audit Committee. Throughout his career, and since his retirement in 1998, Mr. Wright has been active in numerous civic and philanthropic organizations. Mr. Wright has been a member of our Board of Directors since October 2005 and is the Chairperson of our Audit Committee and a member of our Compensation Committee and our Governance Committee.

The Board of Directors has concluded that Mr. Wright should serve as a director because of the extensive accounting and financial experience that he gained while serving as an auditor for over three decades. Mr. Wright’s in-depth knowledge of the audit and financial reporting requirements of public companies allows Mr. Wright to provide our company with a valuable perspective in accounting and other related matters.

NOMINEES FOR ELECTION BY THE HOLDERS OF CLASS A STOCK

The name of and certain information regarding each nominee for election to our Board of Directors by the holders of Class A Stock, as reported to us, is set forth below.

Jasper B. Sanfilippo, Jr., Chief Operating Officer, President, Assistant Secretary and Director, age 49 – Mr. Sanfilippo was appointed as a member of the Board of Directors in December 2003. Mr. Sanfilippo has been employed by us since 1991 and in 2001 was named Executive Vice President Operations, retaining his position as Assistant Secretary, which he assumed in December 1995. He became our Senior Vice President Operations in August 1999 and served as Vice President Operations between December 1995 and August 1999. Prior to that, Mr. Sanfilippo was the General Manager of our Gustine, California facility beginning in October 1995, and from June 1992 to October 1995 he served as Assistant Treasurer and worked in our Financial Relations department. On November 6, 2006 Mr. Sanfilippo was elected as our Chief Operating Officer and President and he has since then continued to hold such positions and is responsible for overseeing plant operations, research and development and product innovation. In May 2007, Mr. Sanfilippo was named as our Treasurer and held that position until January 2009. Mr. Sanfilippo has previously served on the Board of Directors of the National Pecan Shellers Association, an industry association of which our company is a member. Mr. Sanfilippo is the nephew of Mathias A. Valentine, a director of our company, the brother of Jeffrey T. Sanfilippo, an executive officer and director of the company, the brother of James J. Sanfilippo, a director of our company, the cousin of Michael J. Valentine, an executive officer and director of our company and the cousin of James A. Valentine, an executive officer of our company. Mr. Sanfilippo is also a first cousin by marriage of Timothy R. Donovan, a director of our company.

The holders of Class A Stock have concluded that Mr. Sanfilippo should serve as a director as a result of his extensive knowledge of the nut industry, his operational and management experience and his leadership abilities. In addition, they believe Mr. Sanfilippo brings to our Board of Directors an in-depth knowledge of our company due to his service as an employee since 1991 and his demonstrated leadership in managing the capital expenditures and increasing operational efficiencies of the company. Moreover, the holders of Class A Stock have indicated that Mr. Sanfilippo is well-suited to serve as a director due to his continued engagement in new product development and branding efforts to provide our consumers with innovative product choices.

Jeffrey T. Sanfilippo, Chief Executive Officer and Chairman of the Board of Directors, age 54 – Mr. Sanfilippo has been employed by us since 1991 and was named our Executive Vice President Sales and Marketing in January 2001. Mr. Sanfilippo became a director of our company in August 1999 and was elected as our Chairman of the Board of Directors on October 30, 2008. He served as Senior Vice President Sales and Marketing from August 1999 to January 2001 and as General Manager West Coast Operations from September 1991 to September 1993. He served as Vice President West Coast Operations and Sales from October 1993 to September 1995. He served as Vice President Sales and Marketing from October 1995 to August 1999. On November 6, 2006 Mr. Sanfilippo was elected as our Chief Executive Officer and he has since then continued to hold such position. Mr. Sanfilippo is the nephew of Mathias A. Valentine, a director of our company, the brother of Jasper B. Sanfilippo, Jr., an executive officer and director of our company, the brother of James J. Sanfilippo, a director of our company, the cousin of Michael J. Valentine, an executive officer and director of our company and the cousin of James A. Valentine, an executive officer of our company. Mr. Sanfilippo is also a first cousin by marriage of Timothy R. Donovan, a director of our company. Mr. Sanfilippo earned his Masters of Business Administration through a classroom executive evening program and is an active member of the Chicago chapter of the Young Presidents’ Organization.

The holders of Class A Stock have concluded that Mr. Sanfilippo should serve as a director because, as our Chairman and Chief Executive Officer, he has demonstrated a deep understanding of our company, its operations and how to position the company for long-term growth through, among other things, the development and successful implementation of a comprehensive Strategic Plan. In addition, they believe as Chairman and Chief Executive Officer of our company, that Mr. Sanfilippo has significant leadership, marketing, product development and financial experience and is well-suited to provide the company with effective guidance in managing our company’s business.

James J. Sanfilippo, Director, age 55 – Mr. Sanfilippo is the President of the Clear Lam Division of Sonoco Products Company (“Sonoco”), a publicly traded, diversified global manufacturer of packaging materials. Prior, he served in the role of President and CEO of Clear Lam Packaging, Inc. (“Clear Lam”) from 1999 to July 2017, when Clear Lam was sold to Sonoco. Mr. Sanfilippo became a director of our company in October 2013. Before Clear Lam, Mr. Sanfilippo served as the founder of MAP Systems LLC, a thermoforming packaging business. From 1995 to 1999, Mr. Sanfilippo served as a Vice President and Treasurer of our company where he was responsible for our Illinois operations and contract manufacturing. From 1992 to 1994, Mr. Sanfilippo served as Director of Contract Manufacturing for our company and from 1985 to 1991 served as a Product Manager for our company. Mr. Sanfilippo is the nephew of Mathias A. Valentine, a director of our company, the brother of Jeffrey T. Sanfilippo and Jasper B. Sanfilippo, Jr., both executive officers and directors of our company, the cousin of Michael J. Valentine, an executive officer and director of our company and the cousin of James A. Valentine, an executive officer of our company. Mr. Sanfilippo is also a first cousin by marriage of Timothy R. Donovan, a director of our company. Mr. Sanfilippo is a member of the Chicago chapter of the World Presidents’ Organization and has been responsible for a number of patents in the packaging industry.

The holders of Class A Stock have determined that Mr. Sanfilippo should serve as a director because of his leadership and management experience as the President and CEO of a major packaging company servicing the food and medical industries. They also believe that Mr. Sanfilippo provides our Board of Directors with important experience in the contract packaging area and with insight into product offerings and presentations in order to execute our Strategic Plan. In addition, the holders of Class A Stock believe that Mr. Sanfilippo offers our Board significant operational and supply chain expertise as well as an appreciation for our company’s operations over the last 25 years.

Mathias A. Valentine, Director, age 84 – Mr. Valentine was employed by us from 1960 until his retirement in January 2006. He was named our President in December 1995. He served as our Secretary from 1969 to December 1995, as our Executive Vice President from 1987 to October 1991 and as our Senior Executive Vice President and Treasurer from October 1991 to December 1995. He has been a member of our Board of Directors since 1969. Mr. Valentine was also a member of our Compensation Committee until April 28, 2004 and was a member of the Stock Option Committee until February 27, 1997 (when that Committee was disbanded). Mr. Valentine retired from our company on January 3, 2006. Mr. Valentine is the father of Michael J. Valentine, a director and an executive officer of our company, and James A. Valentine, an executive officer of our company. Mr. Valentine is the uncle of Jasper B. Sanfilippo, Jr. and Jeffrey T. Sanfilippo, both of whom are executive officers and directors of our company, and James J. Sanfilippo, a director of our company. Mr. Valentine is also the uncle by marriage of Timothy R. Donovan, a director of our company.

The holders of Class A Stock have concluded that Mr. Valentine should serve as a director as a result of his in-depth knowledge of our company and the nut industry and deep appreciation of our company’s values and mission due to his service as an employee from 1960 until 2006, including as our former President. The holders of Class A Stock believe that he provides a unique perspective regarding our company’s history and operations and is well-suited to provide guidance to the company as to the best methods to build our brands and provide long-term stockholder value.

Michael J. Valentine, Chief Financial Officer, Group President, Secretary and Director, age 58 – Mr. Valentine has been employed by us since 1987 and in January 2001 was named Executive Vice President Finance, Chief Financial Officer and Secretary. Mr. Valentine was elected as a director of our company in April 1997. Mr. Valentine served as our Senior Vice President and Secretary from August 1999 to January 2001. He served as Vice President and Secretary from December 1995 to August 1999. He served as our Assistant Secretary and General Manager of External Operations from June 1987 and 1990, respectively, to December 1995. On November 6, 2006 Mr. Valentine was elected as our company’s Chief Financial Officer and Group

President and he has since then continued to hold such positions. Mr. Valentine’s responsibilities also include peanut, almond, imported nut, packaging and other ingredient procurement and our contract packaging business. In February 2007, Mr. Valentine was appointed as Secretary of our company. Since 1999 and 2009 Mr. Valentine has served on the Board of Directors of the Peanut and Tree Nut Processors Association and the Board of Directors of the American Peanut Council, respectively, both of which are nut industry associations of which our company is a member. Mr. Valentine is the son of Mathias A. Valentine, a director of our company, the brother of James A. Valentine, an executive officer of our company, the cousin of Jasper B. Sanfilippo, Jr. and Jeffrey T. Sanfilippo, both of whom are executive officers and directors of our company and the cousin of James J. Sanfilippo, a director of our company. Mr. Valentine is also a first cousin by marriage of Timothy R. Donovan, a director of our company.

The holders of Class A Stock have concluded that Mr. Valentine should serve as a director because of his extensive accounting and financial experience. They believe that he also provides our Board of Directors with valuable knowledge of our company from his service as an employee since 1987 and our Chief Financial Officer since 2001, and an in-depth knowledge of our industry from his service as a member of the board of directors of two industry associations related to our core business. In addition, the holders of Class A Common Stock believe that his position as Group President provides the Board of Directors with critical leadership and management experience.

Timothy R. Donovan, Director, age 61 – Mr. Donovan is the Executive Vice President, General Counsel and Chief Regulatory and Compliance Officer of Caesars Entertainment Corporation, one of the world’s largest gaming and resort companies. Mr. Donovan joined Caesars in April 2009 upon his resignation as Executive Vice President, General Counsel and Corporate Secretary for Republic Services, Inc. which merged with Allied Waste Industries where Mr. Donovan held similar positions since April 2007. Mr. Donovan served in various senior positions with Tenneco Inc. (formerly known as Tenneco Automotive Inc.) from July 1999 until his resignation in February 2007, most recently as Executive Vice President, Strategy and Business Development, and General Counsel. In addition to his duties as General Counsel, Mr. Donovan also served as Managing Director of portions of Tenneco’s international operations from May 2001 through July 2005, including Asia (2001 through 2005), Australia (2004 through 2005) and South America (2001 through 2004), as a member of Tenneco’s board of directors from March 2004 until February 2007 and as a member of Tenneco’s Office of the Chief Executive from July 2006 until January 2007. Mr. Donovan was a partner in the law firm of Jenner & Block LLP from 1989 until his resignation in September 1999, and from approximately 1997 through 1999 served as the Chairman of the firm’s Corporate and Securities Department and as a member of its Executive Committee. Mr. Donovan joined Jenner & Block LLP in 1982 after serving as a staff trial attorney at the Chicago District Counsel’s Office of the Internal Revenue Service. Mr. Donovan was elected as a member of our Board of Directors in October 1999 and serves as a member of our Audit Committee, the Chairperson of our Compensation Committee and a member of our Governance Committee. Mr. Donovan is a nephew by marriage of Mr. Mathias A. Valentine, a director of our company, the first cousin by marriage of Jasper B. Sanfilippo, Jr., Jeffrey T. Sanfilippo, Michael J. Valentine and James A. Valentine, each of whom is an executive officer and certain of whom are also directors of our company and the first cousin by marriage of James J. Sanfilippo, a director of our company.

The holders of Class A Stock have concluded that Mr. Donovan should serve as a director because of the vast experience he has acquired serving as the general counsel for four publicly traded companies. In addition, they believe that Mr. Donovan’s experiences while holding executive officer positions for an automobile parts manufacturer have given him numerous insights into manufacturing and supply operations that make him an invaluable advisor to our company. Furthermore, as a former senior partner of a national law firm, the holders of Class A Stock believe that Mr. Donovan also provides a key perspective as to legal issues facing companies of our size and complexity.

CORPORATE GOVERNANCE

Independence of the Board of Directors

On June 21, 2004, Jasper B. Sanfilippo, his spouse Marian Sanfilippo and their five children (two of whom are directors and executive officers of our company and one of whom is a director of our company) jointly filed a Schedule 13D indicating their intention to act together as a group. Amendments to the Schedule 13D were filed on March 21, 2007, January 16, 2008, September 10, 2009 and April 27, 2012. The Sanfilippo Group (as defined below) beneficially owns shares entitled to cast 51.0% of votes eligible to be cast on matters submitted to stockholders generally (other than the election of directors which are elected as described above). In addition, Mathias A. Valentine and Michael J. Valentine (both directors and current or former executive officers of the company) filed a Schedule 13D on April 27, 2012 restating their intention to continue to act together as a group. The Valentine Group (as defined below) beneficially owns shares entitled to cast 24.0% of votes eligible to be cast on matters submitted to stockholders generally (other than the election of directors which are elected as described above). On account of (a) the share ownership as described above and (b) the oral understanding between the members of the Sanfilippo Group and the Valentine Group not to cumulate their votes for the election of Class A Directors and to vote in a reciprocal manner for each other’s nominees, under Nasdaq Listing Rule 5615(c)(1), we qualify as a “controlled company.” Pursuant to the provisions of the Nasdaq Listing Rules applicable to controlled companies, we are not required to have (a) a majority of independent directors on our Board of Directors, (b) a nominations committee comprised solely of independent directors or (c) a compensation committee comprised solely of independent directors. Nevertheless, four of our nominees for election to the Board of Directors have been determined by our Board of Directors as independent under relevant Nasdaq listing rules, and our Compensation Committee and Governance Committee are comprised solely of such independent directors.

Mathias A. Valentine is an uncle by marriage of Timothy R. Donovan. The Management Team, which consists of Jeffrey T. Sanfilippo, Michael J. Valentine and Jasper B. Sanfilippo, Jr. (the “Management Team”), James J. Sanfilippo and James A. Valentine are cousins by marriage of Timothy R. Donovan. However, because Timothy R. Donovan is not considered a “family member” pursuant to the Nasdaq Listing Rules, and, for the reasons discussed below, he qualifies as an independent director pursuant to Nasdaq Listing Rule 5605(a)(2).

Director Independence

The Board of Directors has determined that Timothy R. Donovan, Gov. Jim Edgar, Ellen C. Taaffe and Daniel M. Wright are independent under Nasdaq Listing Rule 5605(a)(2) and that such directors have no material relationships with our company that would compromise their independence. At the Board of Directors meeting held on November 2, 2016, our Board of Directors reviewed the independence of the non-management directors in accordance with Nasdaq Listing Rule 5605(a)(2). In carrying out that review, our Board of Directors sought to determine whether there are or have been any relationships which would interfere with Timothy R. Donovan’s, Gov. Jim Edgar’s, Ellen C. Taaffe’s and Daniel M. Wright’s exercise of independent judgment in carrying out their responsibilities as directors. Specifically, our Board of Directors focused on their relationships with employees of our company and whether they, their family members or entities in which they have a significant interest, paid or received payments for property or services to or from our company. In particular, our Board of Directors considered Timothy R. Donovan’s familial relationships with the members of the Management Team, James A. Valentine, Jasper B. Sanfilippo, James J. Sanfilippo, Mathias A. Valentine and Roseanne Christman (our Director of Creative Services), and unanimously concluded that such relationships did not impact Timothy R. Donovan’s independence because, among other reasons, (a) his relationships with the Management Team, James A. Valentine, Jasper B. Sanfilippo, James J. Sanfilippo, Mathias A. Valentine and Roseanne Christman are sufficiently distant due to the fact that such relationships to those individuals are all based upon marriage and (b) in his role and experience as general counsel of multiple public companies, he has a full understanding of his responsibilities with respect to being an independent director.

Independence of the Compensation Committee, Governance Committee and Audit Committee

As a controlled company, under applicable Nasdaq Listing Rules, we are not required to maintain independent committees overseeing our compensation and nominating policies and practices. However, as a matter of good corporate governance, the Board of Directors has nevertheless determined that the best interests of our company and its stockholders are served by adopting such practices.

Each of the Audit Committee, Compensation Committee and Governance Committee is comprised of Timothy R. Donovan, Gov. Jim Edgar, Ellen C. Taaffe and Daniel M. Wright. Each member of the Audit Committee, Compensation Committee and Governance Committee is an “independent director” as defined in Section 5605(a)(2) of the Nasdaq Listing Rules. Each member of the Audit Committee is “independent” for purposes of Section 10A and Rule 10A-3 of the Exchange Act. In addition, each member of our Compensation Committee qualifies as (a) independent under Rule 10C-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (b) a “non-employee director” under Rule 16b-3 of the Exchange Act and (c) an “outside director” under 162(m) of the Internal Revenue Code (the “Code”).

Board of Directors—Leadership Structure

The Board of Directors believes it is important to retain its flexibility to allocate the responsibilities of the offices of the Chairman of the Board of Directors (“Chairman”) and the Chief Executive Officer in any way that is in the best interests of our company and stockholders at any given point in time. The Board of Directors believes that the decision as to who should serve as Chairman and as Chief Executive Officer, and whether the offices should be combined or separate, should be assessed periodically by the Board of Directors, and that the Board of Directors should not be constrained by a rigid policy mandating that such positions be separate. The Board of Directors has determined that, in light of the current size of our company, the most efficient leadership structure is to combine the roles of Chairman and Chief Executive Officer and have Jeffrey T. Sanfilippo serve as such. Combining the roles of Chairman and Chief Executive Officer helps the Board of Directors make efficient and expeditious decisions, allows our company to tap fully Mr. Sanfilippo’s extensive knowledge of our industry and company and enables him to effectively exercise his proven leadership skills.

Furthermore, we believe that the combined office of the Chairman and the Chief Executive Officer puts an individual in the best position to focus the directors’ attention on the issues of greatest importance to the company and its stockholders, including issues related to strategy (including implementation of our company’s Strategic Plan) and risk management.

The size of our Board of Directors allows all directors to play an active role in all Board of Directors functions. We have not identified any independent director as the “lead independent director.” Three out of our four independent directors serve as the chairperson of one of the three committees of the Board of Directors and all four independent directors are the only members on these committees. The independent directors, through their committee meetings, hold regular executive sessions without the attendance of management at which discussions are facilitated by the chairperson of the respective committees regarding the committee’s work and responsibilities, as well as any other matters which require further deliberation or consideration. The Board of Directors feels that it is unnecessary to distinguish one of the independent directors as a “lead independent director” at this time, although the Board of Directors will periodically assess, if appropriate, whether a lead independent director or presiding director should be appointed.

Board of Directors—Role in Risk Oversight

Throughout the year, risk management is an integral part of the deliberations of the Board of Directors and its committees. Importantly, the Board of Directors reviews and periodically receives updates on and helps formulate our company’s Strategic Plan, taking into account, among other considerations, our company’s risk profile and potential exposures. In addition, the Board of Directors receives regular reports from management regarding specific risks that the Board of Directors or management has identified as important for the Board of Directors’ review and input. The Board of Directors’ risk oversight function is also implemented through its committees. Although the Board of Directors as a whole has the ultimate responsibility for risk oversight, its committees also help oversee the company’s risk profile and exposures relating to matters within the scope of their authority and each committee reports to the Board of Directors about their deliberations and findings.

Specifically, the Compensation Committee reviews risks associated with our compensation programs, to ensure that incentive compensation programs do not encourage inappropriate risk-taking by management or employees. The Compensation Committee determined in fiscal 2017 that the company’s compensation programs do not encourage inappropriate risk-taking and the company’s compensation programs would be unlikely to have a material adverse effect upon the company. The Governance Committee considers risks related to our company’s corporate governance. The Audit Committee considers risks relating to the company’s accounting and finance functions, internal controls, related party transactions and disclosure and financial reporting.

The Board of Directors’ role in risk oversight of our company is consistent with our company’s current leadership structure because the combined office of Chairman and Chief Executive Officer enables our current Chairman and Chief Executive Officer, Jeffrey T. Sanfilippo, to more efficiently identify and effectively oversee our company’s risks and report his conclusions and recommendations regarding such risks to the full Board of Directors.

In addition, our company has a Risk Assessment Committee, chaired by Robyn E. Marshall, Accounting Manager, and consisting of George R. Johnson, Director of IT Infrastructure, Christopher H. Gardier, Senior Vice President of Consumer Sales, Sean W. Anderson, Operations Manager, Michael J. Finn, Director of Financial Reporting and Taxation, Michael D. Campagna, Vice President Food Safety, Quality and Regulatory Compliance, Walter S. Kowal, Director of Internal Audit, Kimberly A. Calderone, Director of Procurement, and Thomas J. Fordonski, Senior Vice President, Human Resources, to aid further the Board of Directors and its committees in reviewing the risks which face our company, including risks related to compensation policies and practices, food safety and quality, cybersecurity and information technology and general enterprise and business risks. The Risk Assessment Committee meets quarterly and delivers a report to the Board of Directors about their findings and general discussions. With respect to supply procurement risks, our Management Team provides regular updates to the Board of Directors.

Board Meetings and Committees

Board of Directors

It is expected that each member of the Board of Directors will be available to attend all regularly scheduled meetings of the Board of Directors and all regularly scheduled meetings of the committees on which a director serves, as well as our annual meeting of stockholders, after taking into consideration the director’s other business and professional commitments. Each director is expected to make his or her best effort to attend all of the special meetings of the Board of Directors and of the committees on which a director serves.

Our Board of Directors held eight meetings during fiscal 2017. All directors attended at least 75% of the meetings of the Board of Directors. All directors attended at least 75% of the meetings of the committees of the Board of Directors on which they served. All directors attended the 2016 annual meeting of stockholders. The separately-designated standing committees of the Board of Directors include the Audit Committee, the Compensation Committee and the Governance Committee. Each committee has adopted a charter which governs its activities. These committee charters are available on our website at www.jbssinc.com.

Compensation Committee

The Compensation Committee is comprised of Timothy R. Donovan, Chairperson, Gov. Jim Edgar, Ellen C. Taaffe and Daniel M. Wright. The Compensation Committee held six meetings during fiscal 2017.

The Compensation Committee reviews and approves the salaries, equity grants, incentive compensation and other compensation of executive officers and reviews and makes recommendations to the Board of Directors regarding the compensation of non-management directors (management directors are not separately compensated for their service as directors). Under certain circumstances, the Compensation Committee reviews and approves the employment-related compensation paid to related parties. See “Review of Related Party Transactions—Compensation Arrangements” below. The Compensation Committee reviews market comparisons of the compensation of the Chief Executive Officer and other executive officers that are prepared by its independent compensation consultant.

In carrying out its purposes, the Compensation Committee is authorized to take all actions that it deems necessary or appropriate, it may draw upon and direct such internal resources of our company as it deems necessary, and it may engage such compensation consultants and other advisors as it deems desirable, at the cost and expense of the company. The Compensation Committee has the sole authority to retain and terminate any such consultant or advisor, including the sole authority to determine fees and terms of retention. The Compensation Committee is also authorized to establish a subcommittee, delegate to it the responsibilities provided for under the Compensation Committee’s charter, and grant to it as much authority, including the full authority of the Compensation Committee, as the Compensation Committee deems necessary or appropriate, so long as the member or members of such subcommittee are independent directors as contemplated by the Compensation Committee’s charter. For information about the Compensation Committee’s engagement of independent compensation consultants, see “Compensation Discussion and Analysis—Independent Consultant” below.

Compensation Committee Interlocks and Insider Participation

During fiscal 2017, Timothy R. Donovan (the Chairperson of the Compensation Committee), Gov. Jim Edgar, Ellen C. Taaffe and Daniel M. Wright served as the sole members of the Compensation Committee. Neither Gov. Jim Edgar, Daniel M. Wright, Ellen C. Taaffe nor Timothy R. Donovan (a) was, during the fiscal year, an officer or employee of the company, (b) was formerly an officer of the company or (c) had any related party transactions with the company other than those disclosed in “Review of Related Party Transactions” below. No executive officer of our company served on the board of directors or the compensation committee of another company which had any of its officers or directors serving on our Compensation Committee or on our Board of Directors at any time during fiscal 2017.

Corporate Governance Committee

The Governance Committee is comprised of Gov. Jim Edgar, Chairperson, Timothy R. Donovan, Ellen C. Taaffe and Daniel M. Wright. The Governance Committee held four meetings during fiscal 2017.

The Governance Committee reviews director candidates considered for election to the Board of Directors by the holders of our Common Stock. The Governance Committee reviews and makes recommendations on matters related to the practices, policies and procedures of the Board of Directors and the committees of the Board of Directors. The Governance Committee has the lead role in shaping our overall system of corporate governance. As part of its duties, the Governance Committee assesses the size, structure and composition of the Board of Directors and committees of the Board of Directors, including director qualifications, director tenure and director succession planning, and helps coordinate the performance evaluation of the Board of Directors and the committees of the Board of Directors.

Audit Committee

The Audit Committee is comprised of the independent directors Daniel M. Wright, Chairperson, Timothy R. Donovan, Gov. Jim Edgar and Ellen C. Taaffe. The Audit Committee held five meetings during fiscal 2017.

The Audit Committee provides oversight on matters relating to accounting, financial reporting, internal control, auditing, and regulatory compliance. The Audit Committee also has the sole authority to: (a) retain and terminate the Independent Registered Public Accounting Firm that audits our annual consolidated financial statements, (b) evaluate the independence of the auditors and (c) arrange with the auditors the scope of their audit. Additionally, the Audit Committee reviews our audited financial statements with management and the Independent Registered Public Accounting Firm, recommends whether such audited financial statements should be included in our Annual Report on Form 10-K and prepares a report to stockholders to be included in this Proxy Statement. Further, the Audit Committee reviews certain related party transactions as more specifically described under “Review of Related Party Transactions” below.

The Board of Directors has determined that Mr. Wright and Mr. Donovan are “audit committee financial experts” as defined by the SEC.

Stockholder Communications with Directors

We recognize the importance of providing our stockholders with the ability to communicate with members of the Board of Directors. Accordingly, we have established a policy for stockholder communications with directors. This policy is not intended to cover communications of complaints regarding accounting or auditing matters, or human resources complaints, with respect to which we have established the “Anonymous Incident Reporting System for Accounting and Auditing Matters”, which is posted on our website at www.jbssinc.com. Stockholders wishing to communicate with the Board of Directors as a whole, or with certain directors individually, may do so by sending a written communication to the following address:

John B. Sanfilippo & Son, Inc.

Stockholder Communications with Directors

Attn: Corporate Secretary

1703 N. Randall Road

Elgin, Illinois 60123-7820

Each stockholder communication should include an indication of the submitting stockholder’s status as a stockholder in order to submit such communication. Each such communication will be received for handling by our Secretary for the sole purpose of determining whether the contents represent a communication to the Board of Directors or to an individual director. The Secretary will maintain originals of each communication received and will provide copies to the addressee(s) and any appropriate committee(s) or director(s) based on the expressed desire of the communicating stockholder. The Board of Directors, the committee(s) or the applicable individual director(s) may elect to respond to the communication as each deems appropriate.

Director Nominations

Director Qualifications

While there is no single set of characteristics required to be possessed by a member of the Board of Directors, the Governance Committee will consider whether to nominate a director candidate for election by the holders of our Common Stock based on a variety of criteria, including, but not limited to: (a) the candidate’s personal integrity; (b) whether the candidate has demonstrated achievement in one or more forms of business, professional, governmental, communal, scientific or educational endeavors sufficient to enable the candidate to make a significant and immediate contribution to the Board of Directors’ discussion and decision-making regarding the array of complex issues facing our company; (c) the candidate’s level of familiarity with our business and competitive environment; (d) the candidate’s ability to function effectively in an oversight role; (e) the candidate’s understanding of the issues affecting a public company of a size and complexity similar to our company; and (f) whether the candidate has, and is prepared to devote, adequate time to the Board of Directors and its committees. Under exceptional and limited circumstances, the Governance Committee may approve the candidacy of a candidate notwithstanding the foregoing criteria if the Governance Committee believes the service of such a nominee is in our best interests and those of the holders of our Common Stock.

In selecting candidates, the Governance Committee and the Board of Directors take diversity into account, seeking to ensure a representation of varied perspectives and experience, although neither the Governance Committee nor the Board of Directors has prescribed specific standards for diversity or adopted a specific diversity policy.

However, the Governance Committee considers certain items to be minimum requirements for nomination. Those requirements are: (a) a commitment to the duties and responsibilities of a director; (b) the ability to contribute meaningfully to the Board of Directors’ supervisory management of the company and its officers; and (c) an outstanding record of integrity in prior professional activities.

In addition, the Governance Committee ensures that:

•	at least three of the directors serving at any time on the Board of Directors are independent, as defined under the rules of the principal stock market on which our common shares are listed for trading;

•	all members of the Audit Committee satisfy the financial literacy requirements required under the rules of the principal stock market on which our common shares are listed for trading;

•	at least one of the Audit Committee members qualifies as an audit committee financial expert under the rules of the Commission; and

•	at least one of the independent directors has experience as a senior executive at a public company or a substantially-large private company.

In selecting a nominee for our Board of Directors, the Governance Committee may receive suggestions from many different groups including, but not limited to, the company’s current and former executive officers and directors, and such suggestions may or may not be in response to a request from the Governance Committee. As described below, the Governance Committee will also consider nominations from holders of Common Stock. From time to time, the Governance Committee may engage a third party for a fee to assist it in identifying potential director candidates.

After identifying a potential director nominee for election by the holders of our Common Stock and deciding to further pursue the potential nominee, the Governance Committee will then evaluate the potential nominee by using information collected from a variety of sources. Those sources include, but are not limited to, publicly available information, information provided by knowledgeable members of the company and information provided by the potential candidate. The Governance Committee may contact the potential nominee to determine his or her interest and willingness to serve as a director and may conduct one or more in-person or telephonic interviews with the potential candidate. The Governance Committee may contact references of the potential candidate or other members of the professional community who may have relevant knowledge of the potential candidate’s qualifications and successes. The Governance Committee may compare the potential candidate’s information to all such information collected for other potential candidates.

Director Succession Planning

The Governance Committee has had discussions, from time to time, regarding director tenure, director succession planning and the overall skills possessed by each member of the Board of Directors to help ensure that the Board of Directors possesses the necessary perspectives to oversee management and effectively monitor the company’s operations.

Class A Director Nominations

The Class A Directors listed in Proposal 1 were nominated by holders of Class A Stock in accordance with our Restated Certificate and Bylaws. In accordance with their commitment to good governance, holders of Class A

Stock have discussed with the Governance Committee director succession planning and processes with respect to the Class A Directors. In doing so, the holders of Class A Stock consider the characteristics of such individuals with the criteria listed in “Director Qualifications” above and evaluate their specific skills among a number of factors the holders of Class A Stock consider important. As part of these discussions, the holders of Class A Stock determined to nominate the slate of Class A Directors as set forth under Proposal 1. The Governance Committee and holders of Class A Common Stock intend to continue these discussions and processes with the holders of Class A Stock on an ongoing basis, as necessary.

Nominations of Directors by Stockholders

The Governance Committee does not solicit, but will consider, nominees for director submitted by holders of our Common Stock. The Governance Committee follows the same process and uses the same criteria for evaluating candidates proposed by stockholders as it uses for all other candidates it nominates under the Governance Committee charter, although the number of shares held by the proposing stockholder and the length of time such shares have been held may be considered by the Governance Committee.

Stockholders wishing to have the Governance Committee consider a director nominee may do so by sending notice of the nominee’s name, biographical information and qualifications to:

Governance Committee

c/o Corporate Secretary

John B. Sanfilippo & Son, Inc.

1703 N. Randall Road, Elgin, Illinois 60123-7820

Under our company’s Bylaws and applicable law, all director nominations submitted by our holders of Common Stock must provide (a) all information relating to the nominee that is required to be disclosed in a solicitation of proxies for the election of directors in an election contest, or as is otherwise required, pursuant to and in accordance with Regulation 14A under the Exchange Act and (b) the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director, if elected. In addition, such notice of a nominee shall include, among other matters, as to the holders of Common Stock giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (a) the name and address of such stockholder, as they appear on our company’s books, and of such beneficial owner, (b) the class and number of shares of stock of our company which are owned beneficially and of record by such stockholder and such beneficial owner, (c) a representation that the stockholder is a holder of record of the stock of our company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose the nominee, and (d) a representation of whether the stockholder or the beneficial owner, if any, intends to or is part of a group which intends to (1) deliver a proxy statement and/or form of proxy to holders of at least the percentage of our company’s outstanding capital stock required to elect the nominee and/or (2) otherwise solicit proxies from stockholders in support of the nominee’s election. Our company may require any such proposed nominee to furnish such other information as it may reasonably require in order to determine the eligibility of such proposed nominee to serve as a director of our company and such other information as contained in our company’s Bylaws.

Please see “Stockholder Proposals for the 2018 Annual Meeting” below for the notice deadlines for director nominations to be considered for inclusion in our company’s proxy materials and director nominations to be presented at the 2018 annual meeting (but not to be included in our company’s proxy materials) by holders of our Common Stock.

PROPOSAL 2: RATIFY THE AUDIT COMMITTEE’S APPOINTMENT OF

PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM FOR THE 2018 FISCAL YEAR

The Audit Committee has appointed PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm to examine our consolidated financial statements for the 2018 fiscal year, and to render other professional services as required, in accordance with our pre-approval policies and procedures described below. The Audit Committee and the Board of Directors, as a matter of company policy, are submitting the appointment of PricewaterhouseCoopers LLP to stockholders for ratification.

If the stockholders do not vote on an advisory basis in favor of the appointment of PricewaterhouseCoopers LLP as our company’s Independent Registered Public Accounting Firm, the Audit Committee will reconsider whether to engage PricewaterhouseCoopers LLP but may ultimately determine to engage PricewaterhouseCoopers LLP or another audit firm without re-submitting the matter to stockholders. Even if the stockholders vote in favor of the selection of PricewaterhouseCoopers LLP, the Audit Committee may, in its sole discretion, terminate the engagement of PricewaterhouseCoopers LLP and direct the appointment of another Independent Registered Public Accounting Firm at any time during the year.

Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

Aggregate fees billed by our Independent Registered Public Accounting Firm, PricewaterhouseCoopers LLP, for audit services related to the most recent two fiscal years, and for other professional services billed in the most recent two fiscal years, were as follows:

Type of Service	2017	2016
Audit Fees(1)	$975,000	$950,000
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees(2)	2,700	2,700

Total(3)	$977,700	$952,700

(1)	Comprised of services for the audit of our annual financial statements, the audit of our internal control over financial reporting, reviewing of our quarterly financial statements, consents and reviewing documents to be filed with the SEC.
(2)	Comprised of the licensing of accounting technical research software.
(3)	The actual amount paid by us is different than the total amount as stated here due to the variations in the timing of the billing cycles between our company and PricewaterhouseCoopers LLP.

Reports on our Independent Registered Public Accounting Firm’s projects and services are presented to the Audit Committee on a regular basis. The Audit Committee is solely responsible for the engagement of our Independent Registered Public Accounting Firm. The Audit Committee has established pre-approval policies and procedures in order for our Independent Registered Public Accounting Firm to perform all audit services and permitted non-audit services. These pre-approval policies and procedures allow for pre-approval of certain designated services, depending on the type of service. All services not subject to general pre-approval must be specifically pre-approved by the Audit Committee. Under the pre-approval policies and procedures, the Audit Committee may delegate pre-approval responsibilities to its chairperson or any other member or members. All of the fees described above were approved by the Audit Committee pursuant to our pre-approval policies and procedures.

The Board of Directors recommends a vote “FOR” ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the 2018 fiscal year.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed with management and PricewaterhouseCoopers LLP, the company’s Independent Registered Public Accounting Firm for fiscal 2017, the company’s audited financial statements as of and for the year ended June 29, 2017. Management is responsible for the company’s financial reporting process, including maintaining a system of internal controls, and is responsible for preparing the consolidated financial statements in accordance with United States generally accepted accounting principles (“GAAP”). PricewaterhouseCoopers LLP is responsible for auditing those financial statements and for giving an opinion regarding the conformity of the financial statements with GAAP. Additionally, in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the Audit Committee reviewed and discussed with management, the company’s internal auditors and PricewaterhouseCoopers LLP, management’s report on the operating effectiveness of internal control over financial reporting, including PricewaterhouseCoopers LLP’s related report.

The Audit Committee also discussed with PricewaterhouseCoopers LLP those matters required to be discussed under Public Company Accounting Oversight Board standards, including those required by Auditing Standard No. 1301. In addition, the Audit Committee has received and reviewed the written disclosures and letter from PricewaterhouseCoopers LLP regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence. Also, the Audit Committee has discussed with PricewaterhouseCoopers LLP the independence of PricewaterhouseCoopers LLP, including whether PricewaterhouseCoopers LLP’s independence is compatible with PricewaterhouseCoopers LLP providing non-audit services to the company. Based on the foregoing discussions and reviews, the Audit Committee is satisfied with the independence of PricewaterhouseCoopers LLP.

In reliance on the reviews and discussions described above and the report of PricewaterhouseCoopers LLP, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the audited financial statements in the company’s Annual Report on Form 10-K for the year ended June 29, 2017, for filing with the Commission.

Respectfully submitted by all of the members of the Audit Committee of the Board of Directors.

Daniel M. Wright, Chairperson

Timothy R. Donovan

Governor Jim Edgar

Ellen C. Taaffe

The information contained in the preceding report shall not be deemed to be “soliciting material” or to be “filed” with the Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.

PROPOSAL 3: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

As required by SEC rules, we are providing our stockholders with an advisory, nonbinding vote to approve the compensation paid to our named executive officers, as we have described it in the Compensation Discussion and Analysis and Summary Compensation Table of this Proxy Statement.

As described in detail in the Compensation Discussion and Analysis section, the Compensation Committee oversees our executive compensation program. The Compensation Committee reviews the executive compensation program and approves the awards of executive compensation to be paid as appropriate to reflect our performance and to promote the main objectives of the program. These objectives include helping us attract, motivate, reward and retain superior leaders who are capable of creating sustained, lasting value for our stockholders, and to promote a performance-based culture that is intended to align the interests of our executives with those of our stockholders.

Highlights of our program include:

•	Our “pay for performance” orientation. As set forth more fully in the Compensation Discussion and Analysis and related Summary Compensation Table, the company exceeded targeted levels of financial performance and therefore incentive compensation was awarded to our named executive officers to reflect such performance for fiscal 2017;

•	Awarding restricted stock units (“RSUs”) to encourage our executives to remain with the company long-term and to align further their interests with the interests of our stockholders;

•	Total direct compensation at target for the Management Team (Jeffrey T. Sanfilippo, Michael J. Valentine and Jasper B. Sanfilippo, Jr.) that is modestly below the 50th percentile of a certain peer group of companies as determined by the Compensation Committee’s independent compensation consultant;

•	Providing limited perquisites and personal benefits awarded to the executives as set forth in the Summary Compensation Table and related disclosure;

•	Our named executive officers do not have employment agreements; and

•	Our named executive officers are subject to clawback arrangements requiring the executives to forfeit outstanding cash bonus awards or requiring the executives to repay previously awarded cash bonuses if the executive engages in misconduct or there is a restatement.

We are asking our stockholders to indicate their support for the compensation paid to our named executive officers by casting a FOR vote on this proposal. We believe that the information we have provided in this Proxy Statement demonstrates that our executive compensation program was designed appropriately in light of our goals and business and is adequately working to ensure that executives’ interests are aligned with our stockholders’ interests to support long-term value creation.

You may vote for or against the following resolution, or you may abstain. This vote is not intended to address any specific item or the policies generally regarding executive compensation, but rather the overall compensation paid to our named executive officers.

While this vote is advisory and not binding on our company, the Board of Directors and the Compensation Committee will consider the outcome of the vote, along with other relevant factors, when considering future executive compensation decisions. For information on how our Compensation Committee considered the 2016 advisory vote on executive compensation, see “Response to the 2016 Advisory Vote on Executive Compensation” as set forth below. If any stockholder wishes to communicate with the Board of Directors regarding executive compensation, the Board of Directors can be contacted using the procedures outlined in “Stockholder Communications with Directors” as set forth in this Proxy Statement.

The Board of Directors recommends a vote “FOR” the advisory vote to approve executive compensation.

PROPOSAL 4: ADVISORY VOTE ON THE FREQUENCY OF ADVISORY

VOTES ON EXECUTIVE COMPENSATION

We are also providing our stockholders with an advisory, nonbinding vote on how frequently the advisory vote on executive compensation should be presented to stockholders, as required by SEC rules. You may vote your shares to have the advisory vote held every year (i.e. annually), two years or three years, or you may abstain. The company currently conducts annual advisory votes on executive compensation, as set forth in Proposal 3 in this Proxy Statement.

While this vote is advisory and not binding on our company, the Board of Directors and the Compensation Committee expect to take into account the outcome of the vote, along with other relevant factors, when considering the frequency of future advisory votes on executive compensation. If any stockholder wishes to communicate with the Board of Directors regarding executive compensation, the Board of Directors can be contacted using the procedures outlined in “Stockholder Communications with Directors” as set forth in this Proxy Statement.

After careful consideration and dialogue with our stockholders, the Board of Directors has determined that holding an advisory vote on executive compensation annually is the most appropriate policy for the company, and recommends that stockholders vote for future advisory votes on executive compensation to occur annually, which is set forth as “One Year” on the proxy card. In addition, we believe that the best way to receive stockholder feedback on our executive compensation decisions is to have annual votes.

The Board of Directors recommends a vote of “ONE YEAR” on the frequency of the advisory vote on executive compensation.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation of Directors

As of our annual meeting held in November 2016, the annual cash retainer for directors who were not current employees of our company was paid at the rate of $58,000 per year plus $1,600 for each Board of Directors or committee meeting attended and $1,100 for telephonic meetings of the Board of Directors or committee meetings in which they participated. The annual cash retainer was increased from $53,000 to $58,000 effective with the 2016 annual meeting. In addition, the Audit Committee Chairperson and Compensation Committee Chairperson were paid at the rate of $10,400 per year. The Governance Committee Chairperson was paid at a rate of $5,200 per year. Directors are also reimbursed for their reasonable expenses incurred in attending such meetings. Directors who are current employees of our company receive no additional compensation for their services as directors.

Under the John B. Sanfilippo & Son, Inc. 2014 Omnibus Incentive Plan (the “Omnibus Plan”), a director who is not a current employee of our company or any of our subsidiaries (an “Outside Director”) is eligible to participate in the Omnibus Plan. On November 2, 2016, the Compensation Committee approved a grant of $60,000 in RSUs to each of our six Outside Directors, with a grant date of November 16, 2016. These RSUs are scheduled to vest on November 2, 2017, and once vested, they can be paid to the director in an equal number of shares of Common Stock upon vesting or become payable in an equal number of shares of Common Stock after the director ceases being a member of the Board of Directors.

Director Compensation for Fiscal Year 2017

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Timothy R. Donovan(2)	$95,300	$57,769	$153,069
Governor Jim Edgar(3)	90,100	57,769	147,869
Daniel M. Wright(4)	95,300	57,769	153,069
Ellen C. Taaffe(5)	84,900	57,769	142,669
Mathias A. Valentine(6)	64,100	57,769	121,869
James J. Sanfilippo(7)	65,700	57,769	123,469

	$495,400	$346,614	$842,014

(1)	As noted above, the Compensation Committee approved a grant of $60,000 of RSUs for each Outside Director. Based on the closing price ($67.85) of our Common Stock on the date of grant (November 16, 2016), each Outside Director was awarded 884 RSUs. Pursuant to applicable SEC reporting rules, we have reported the 884 RSUs at the grant date fair value under FASB ASC Topic 718, which may differ from the methodology we use to determine the value the of RSUs to award each Outside Director.
(2)	The “Fees Earned or Paid in Cash” column for Mr. Donovan consists of annual retainer fees of $55,500, committee chairperson fees of $10,400 and meeting fees of $29,400. As of June 29, 2017, Mr. Donovan had 4,884 RSUs, including the 884 RSUs granted for fiscal 2017 service and 4,000 RSUs that are vested but deferred.
(3)	The “Fees Earned or Paid in Cash” column for Gov. Edgar consists of annual retainer fees of $55,500, committee chairperson fees of $5,200 and meeting fees of $29,400. As of June 29, 2017, Gov. Edgar had 18,527 RSUs, including the 884 RSUs granted for fiscal 2017 service and 17,643 RSUs that are vested but deferred, and 1,000 stock options outstanding.
(4)	The “Fees Earned or Paid in Cash” column for Mr. Wright consists of annual retainer fees of $55,500, committee chairperson fees of $10,400 and meeting fees of $29,400. As of June 29, 2017, Mr. Wright had 7,884 RSUs, including the 884 RSUs granted for fiscal 2017 service and 7,000 RSUs that are vested but deferred.

(5)	The “Fees Earned or Paid in Cash” column for Ms. Taaffe consists of annual retainer fees of $55,500 and meeting fees of $29,400. As of June 29, 2017, Ms. Taaffe had 9,933 RSUs outstanding, including the 884 RSUs granted for fiscal 2017 service and 9,049 RSUs that are vested but deferred.
(6)	The “Fees Earned or Paid in Cash” column for Mr. Mathias A. Valentine consists of annual retainer fees of $55,500 and meeting fees of $8,600. As of June 29, 2017, Mr. Mathias A. Valentine had 4,884 RSUs outstanding, including the 884 RSUs granted for fiscal 2017 service and 4,000 RSUs that are vested but deferred.
(7)	The “Fees Earned or Paid in Cash” column for Mr. James J. Sanfilippo consists of annual retainer fees of $55,500 and meeting fees of $10,200. As of June 29, 2017, Mr. James J. Sanfilippo had 884 RSUs outstanding, all of which were granted for fiscal 2017 service.

During fiscal 2017, the company paid premiums on certain life insurance policies that were previously assigned to the company in 2003. The premiums paid were for a life insurance policy on the life of our Outside Director Mathias A. Valentine and his spouse. These payments were not related to the services of Mathias A. Valentine as an Outside Director. See “Certain Insurance Policy Arrangements” below.

Compensation Discussion and Analysis

The following is a discussion and analysis of the compensation paid to the following persons (collectively, the “named executive officers”) during the 2017 fiscal year:

•	Jeffrey T. Sanfilippo, our Chief Executive Officer and Chairman,

•	Michael J. Valentine, our Chief Financial Officer, Group President and Secretary,

•	Jasper B. Sanfilippo, Jr., our Chief Operating Officer, President and Assistant Secretary,

•	James A. Valentine, our Chief Information Officer and

•	Christopher H. Gardier, Senior Vice President, Consumer Sales.

Executive Summary

Our company’s fiscal 2017 financial results improved over a successful fiscal 2016. In fiscal 2017, our company achieved record net income of $36.1 million, and improved our profit margins, driven primarily by lower acquisition costs and improved alignment of selling prices and acquisition costs for specific nut types. As a result, our earnings per diluted share increased to a record $3.17 in fiscal 2017 from $2.68 for fiscal 2016. Our financial performance also allowed us to pay a $2.50 per share special dividend to our stockholders during both the first and second quarters of fiscal 2017.

Our compensation programs are designed to reward our executive officers for our company’s performance. In fiscal 2017, we continued to implement a number of compensation measures to reinforce our company’s performance with the pay of our executive officers. Most notably, due to our strong operating performance, the executive officers earned cash incentive compensation above targets set by the Compensation Committee under the company’s Sanfilippo Value Added Plan, or “SVA Plan”. In addition, we continued our practice of evaluating our executive officers’ individual performance when setting their salaries and considered our overall performance in awarding equity.

We believe that our stockholders agree with the design and implementation of our pay for performance compensation programs. For fiscal 2016, approximately 99.4% of votes cast in our advisory vote to approve executive compensation supported the compensation paid to our named executive officers.

The Role of the Compensation Committee

The Compensation Committee of the Board of Directors administers our company’s executive compensation program. In that regard, the responsibilities of the Compensation Committee, among others, are as follows:

•	Oversee the establishment of annual, long-term and other performance goals and objectives relevant to the compensation of the Chief Executive Officer and other executive officers;

•	Evaluate the performance of the Chief Executive Officer and other executive officers;

•	Review and approve the form and amount of compensation for the Chief Executive Officer and all other executive officers;

•	Review, from time to time, market comparisons of the compensation of the Chief Executive Officer and other executive officers;

•	Review and recommend to the Board of Directors for approval retirement, health and welfare and other benefit plans, policies and arrangements for the employees of our company;

•	Review and recommend to the Board of Directors for approval all equity-related, incentive and other performance-related compensation plans; and

•	Evaluate the risk and reward for instituting incentive compensation arrangements for the benefit of advancing stockholder value and being competitive in the marketplace for executive and managerial talent.

Our company’s compensation philosophy is designed to align executive compensation with our company’s objectives, management initiatives and business financial performance. In making decisions with respect to executive compensation, the Board of Directors and the Compensation Committee apply the following key principles:

•	Total target compensation should be comparable to our peers, in order to attract and retain key executives who are critical to our success;

•	Reward executives for long-term strategic management and the creation of stockholder value;

•	Support a performance-oriented environment that rewards company and individual achievement; and

•	Balance the costs and benefits associated with both (a) short-term and long-term compensation and (b) cash and non-cash compensation, to achieve continuous improvement in financial performance and enhance employee retention and recruiting.

With respect to all areas of compensation, the Compensation Committee regularly communicates with management. For example, the Compensation Committee invites certain members of our senior management to be present for a significant portion of every Compensation Committee meeting. This allows the Compensation Committee to solicit management’s input regarding various compensation matters, such as management’s views regarding salary decisions and performance of the executive officers of the company, form and amount of equity compensation and the components of the SVA Plan. The Compensation Committee then meets in executive session without management to deliberate and decide on certain compensation matters as it sees fit.

Overview of Fiscal 2017 Executive Compensation Program

Our total compensation program for the named executive officers and other executive officers in fiscal 2017 consisted of both cash compensation and equity-based compensation in the form of RSUs. Each executive officer’s annual cash compensation is comprised of a base salary and an opportunity to earn an annual incentive award under the SVA Plan. The SVA Plan rewards participants for year-over-year improvement in our net operating profit after tax minus a capital charge. In addition, to be competitive in the marketplace we offer standard benefits available to all salaried employees, we provide life insurance for all named executive officers and participation in our Supplemental Retirement Plan (“SERP”) for certain named executive officers.

Operating Principles. The Compensation Committee broadly considered the factors more specifically set forth below when setting compensation for our named executive officers in fiscal 2017.

Management Philosophy. The Management Team has established an executive committee comprised of all of the named executive officers, as well as certain other executive officers (the “Executive Committee”). The members of this Executive Committee work together to manage our company’s affairs, which includes meeting regularly to discuss various aspects of our company’s operations and strategic goals. The Management Team adopted this collaborative approach to management for several reasons, including (a) the Management Team’s belief that input from the Executive Committee members is essential to our company’s success and (b) the Management Team’s belief that the familial relationship between the Management Team members lends itself naturally to a collaborative approach to management. The Compensation Committee supports the Management Team’s overall team-oriented approach to managing our company. Accordingly, at the Management Team’s request, the Compensation Committee generally determined that the Management Team members’ compensation should all be equal for fiscal 2017, which has been consistent with the Management Team’s overall approach to compensation since the 2007 fiscal year.

Industry Comparison Group. When setting compensation for the Management Team and James A. Valentine for fiscal 2017, the Compensation Committee compared elements of compensation (base salary, incentive compensation and equity grants) against the compensation reported for the named executive officers of a select group of companies engaged in the food and beverage business which are generally similar in size to our company (the “Industry Comparison Group”) as a reference in setting overall compensation competitiveness. For fiscal 2017, the Industry Comparison Group was comprised of 15 publicly traded companies with annual revenues between approximately $521 million and $2.1 billion. The Compensation Committee’s independent consultant prepared the reports regarding the Industry Comparison Group. For fiscal 2017, the Industry Comparison Group consisted of the following companies:

B&G Foods, Inc.	Landec Corporation*
The Boston Beer Company, Inc.*	Libbey Inc.*
Cal-Maine Foods, Inc.	Lifetime Brands, Inc.*
Calavo Growers, Inc.	National Beverage Corp.
The Chefs’ Warehouse, Inc.*	Seneca Foods Corporation
Farmer Bros. Co.	Synder’s-Lance, Inc.
J & J Snack Foods Corp.	Tootsie Roll Industries, Inc.
Lancaster Colony Corporation

* Companies added to the Industry Comparison Group for fiscal 2017.

In addition to the Industry Comparison Group, the independent consultant also provided additional information regarding a broad-based survey group to facilitate comparison and provide additional data points. This survey data served to supplement the Industry Comparison Group, and served as the primary reference point for the executive officers outside the Management Team and James A. Valentine.

In setting compensation, the Compensation Committee recognized that, among other things, the roles of the named executive officers in the Industry Comparison Group may not fully align with the roles and responsibilities of our named executive officers due to our collaborative approach to management and our unique business needs. For example, our Chief Financial Officer also serves as Group President. At many companies within the Industry Comparison Group, there is no specific officer who handles commodity procurement, a critical aspect of our business. As a result, the Compensation Committee took a holistic review of compensation and did not mechanically attempt to benchmark the compensation of our Management Team in light of their collaborative approach to management.

Individual Performance. Notwithstanding the Management Team’s collaborative approach to management, the Compensation Committee considered the individual performance of each member of the Management Team, as well as the other executive officers, when it set and awarded compensation for fiscal 2017.

Independent Consultant. In fiscal 2017, the Compensation Committee utilized ExeQuity LLP (“ExeQuity”) compensation consultants as its independent compensation consultant to provide guidance regarding the compensation of our named executive officers and our Outside Directors.

For fiscal 2017, ExeQuity reviewed the various components of compensation for our named executive officers, as well as the proposed changes in such compensation, and advised the Compensation Committee regarding how the changes compared to the Industry Comparison Group as well as the broader market. ExeQuity provided no other services to our company in fiscal year 2017. The Compensation Committee determined that the work of ExeQuity did not raise any conflict of interest issues.

When determining pay levels for the Management Team, the Compensation Committee examines the competitive market data and individual performance of the three Management Team officers, and deliberates in executive session without any members of management present. When determining pay levels for the other executive officers that are not members of the Management Team, the Compensation Committee takes into account the competitive external market data, individual performance and also the recommendations from the Management Team.

Direct Compensation

Base Salary

The Compensation Committee approves the level of base salary for named executive officers, including the Chief Executive Officer, and the other executive officers. When determining the base salaries of our named executive officers and executive officers for fiscal 2017, the Compensation Committee considered the following factors:

•	The Management Team’s collaborative approach to management;

•	The Compensation Committee’s historical practices, including the salaries paid to our named executive officers and executive officers during the immediately preceding fiscal year;

•	The salaries paid to the named executive officers of the companies in the Industry Comparison Group;

•	The individual performance of our named executive officers and executive officers;

•	The input and recommendations from the Management Team regarding the performance, functions and responsibilities of other executive officers; and

•	The input from the Compensation Committee’s independent consultant, including information regarding general executive salary trends and survey information.

In connection with setting the base salaries for fiscal 2017, the Compensation Committee, with the input from the Management Team for all other executive officers, reviewed the individual performance of our company’s management. The reviews consisted of the Compensation Committee members’ observations of the Chief Executive Officer and other executive officers’ performance throughout the fiscal year and specifically with respect to each individual officer’s (a) roles and functions, and the fulfillment thereof and (b) positive contribution to our overall performance. The Compensation Committee also took into account its desire to align the Management Team’s direct compensation around the 50th percentile of the Industry Comparison Group, provided such adjustments were supported by the overall long-term performance of our company and the individual performance and responsibilities of each member of the Management Team.

Based upon all of the foregoing factors, our Compensation Committee approved a 3.9% increase in the salaries paid to the Management Team for fiscal 2017. The uniform increase to the base salary of the Management Team was approved in part because of the Management Team’s collaborative approach to management outlined above and the Compensation Committee’s desire to bring the base salaries of the Management Team closer to the 50th percentile of the Industry Comparison Group. The Compensation Committee also considered the sustained positive financial and operating performance of our company in approving the salary increases for the Management Team. The increases for James A. Valentine and Christopher H. Gardier of 3.9% and 3.5%, respectively, were proposed by our company’s management based on each named executive officer’s individual performance and the overall performance of our company.

After taking these increases into account, base salaries for the Management Team (Jeffrey T. Sanfilippo, Michael J. Valentine and Jasper B. Sanfilippo, Jr.) are, in the aggregate, still slightly below the 50th percentile for the Industry Comparison Group while base salary for James A. Valentine is above the 50th percentile for the Industry Comparison Group. Christopher H. Gardier’s base salary slightly exceeded the 50th percentile of a survey group used by the Compensation Committee for executive officers outside of the Management Team and James A. Valentine.

Annual Incentive Compensation—Sanfilippo Value-Added Plan

As described in greater detail below, the general structure of the SVA Plan results in a cash payment to each participant calculated as follows:

Participant’s Salary	X	Participant’s Target Salary Percentage	X	SVA Improvement Multiple	=	SVA Payment Declared

The SVA Plan rewards plan participants with cash incentive compensation for year-over-year improvement in economic profit. Economic profit is our net operating profit after taxes minus a charge for capital. The charge for capital is determined by multiplying the weighted average cost of capital (9%) by the invested capital in the business, excluding any excess cash and cash equivalents in excess of $2 million (such year-over-year improvement hereinafter referred to as “SVA”), as illustrated below:

SVA	=	Net operating profit after taxes (NOPAT)	minus	Capital Charge(1)

(1)	A 9% weighted average cost of capital was used for fiscal 2017 and fiscal 2016.

Overall SVA improvement occurs when the net operating profit after taxes less the capital charge increases on a year-over-year basis. Actual incentive compensation will be determined by comparing the SVA improvement amount relative to SVA improvement goals set for the fiscal year. To better align goals and incentive awards between all participants, the SVA Plan does not contain an individual performance component.

The Compensation Committee believes that using year-over-year SVA improvement in the SVA Plan motivates the plan participants to improve our company’s financial performance and more effectively manage its working and fixed capital by encouraging the productive use of capital resources relative to their cost. For example, the Compensation Committee, from time to time, receives information from the Management Team on the impact of certain business decisions relative to SVA and how the Management Team uses SVA in business planning. In addition, our Management Team has solicited feedback from significant stockholders and such stockholders have supported our use of the SVA Plan. For fiscal 2017, the SVA Plan participants included members of the Executive Committee and approximately 230 other employees.

SVA Targets and Payments

The Compensation Committee, with the assistance of ExeQuity, its independent consultant, and the Management Team, established the SVA improvement goals for fiscal 2017. The Compensation Committee set three parameters for the SVA payout: the Threshold, or Minimum improvement goal, the Target goal and the Maximum goal.

•	Achieving at or below the Threshold, or Minimum goal of SVA improvement, would result in a 0% payout, or no payout of the participant’s target award.

•	Achieving the Target goal of SVA improvement would result in a 100% payout, or a 1x multiplier of the participant’s target award.

•	Achieving at or above the Maximum goal of SVA improvement would result in a 200% payout, or a 2x multiplier of the participant’s target award.

In order to achieve a payout under the SVA Plan, SVA improvement must exceed the Threshold, or Minimum goal of SVA improvement. SVA improvement amounts that fall in between the Threshold, Target, and Maximum goals are interpolated between each respective amount. For example, an SVA improvement level which was exactly in between the Target and Maximum goals would result in a 150% payout, or 1.5x multiplier of the participant’s target award. Each participant receives the same SVA improvement multiplier. The SVA Improvement Multiple cannot exceed the Maximum, or 2x multiplier, even if SVA improvement exceeds the Maximum goal.

The goals for SVA improvement and results are shown below:

Fiscal 2017 SVA Improvement Goals, Results, and Payouts
Threshold/Minimum Goal	$600,000	0%, or 0x multiplier
Target Goal	$4,600,000	100%, or 1x multiplier
Maximum Goal	$8,600,000	200%, or 2x multiplier
Fiscal 2017 Result	$6,357,000	144%, or 1.44x multiplier
Fiscal 2017 SVA Payout = 144%, or 1.44x the participant’s target award

For fiscal 2017, the Compensation Committee established each SVA Plan participant’s target award by multiplying the participant’s salary paid in fiscal 2017 by a set percentage, or “Target Salary Percentage.” For fiscal 2017, each SVA Plan participant had a Target Salary Percentage ranging from 5% to 85% of their base salary. The Compensation Committee determined the Target Salary Percentage based on recommendations from management as to the participant’s overall responsibilities and title and information from the Industry Comparison Group and other survey data. For fiscal 2017, each member of the Management Team received a 85% Target Salary Percentage and James A. Valentine and Christopher H. Gardier received a 60% Target Salary Percentage.

The table below summarizes the SVA Payments for the 2017 fiscal year for our named executive officers, based on the respective salaries paid, Target Salary Percentages and SVA Improvement Multiple:

			Fiscal 2017 SVA Payout
Officer	Fiscal 2017 Salary		Target Salary Percentage		SVA Improvement Multiple		SVA Payment Declared
Jeffrey T. Sanfilippo	$526,923		85%		1.44		$644,954
Michael J. Valentine	$526,923		85%		1.44		$644,954
Jasper B. Sanfilippo, Jr.	$526,923	X	85%	X	1.44	=	$644,954
James A. Valentine	$384,785		60%		1.44		$332,454
Christopher H. Gardier	$277,070		60%		1.44		$239,388

Long-Term Incentives—Equity Awards Under the Omnibus Plan

As described under “Security Ownership of Certain Beneficial Owners and Management”, the Management Team, and the “groups” to which they belong, have a large ownership interest in our company. The

Compensation Committee recognizes that the Management Team’s large equity holdings in our company have resulted in the alignment of the Management Team’s interests with those of our stockholders. As a result, the Compensation Committee’s philosophy with respect to both the total amount of equity granted and equity as a compensation component has historically been more conservative as compared to our peers in the Industry Comparison Group. Thus, grants of equity awards to the named executive officers approximated the 50th percentile of the Industry Comparison Group in fiscal 2017. In granting the number of RSUs, the Compensation Committee also took into account the Board of Directors’ equity grant cap policy for the 2017 fiscal year. This policy limited the number of awards to 20,000 for any one individual and 250,000 in the aggregate to all individuals for the 2017 fiscal year.

In deciding the amount of RSUs to grant in fiscal 2017, the Compensation Committee considered the responsibilities of each executive officer and our financial and operating performance in the prior fiscal year. In addition, for fiscal 2017, the Compensation Committee specifically considered the company’s conservative use of equity and the Management Team’s current positioning relative to the Industry Comparison Group. As part of these considerations, the Compensation Committee granted each member of the Management Team $300,000 of RSUs, or 4,422 RSUs overall. Due to the Management Team’s collaborative approach to management, each member of the Management Team was granted the same overall number of RSUs. Mr. James A. Valentine, after input from management and deliberation by the Compensation Committee, was awarded $160,000 of RSUs, or 2,358 RSUs overall, and Mr. Christopher H. Gardier was awarded $140,000 of RSUs, or 2,063 RSUs overall. The Compensation Committee typically approves the equity awards to be granted for any given fiscal year at the Compensation Committee meeting held at or around the annual meeting of stockholders. Annual equity award grant dates are set on the 10th business day after the grant approval date—this date was chosen for administrative, compliance and governance reasons. For the fiscal 2017 RSU award grant, the Compensation Committee approved the grant on November 2, 2016, with a grant date of November 16, 2016. Pursuant to applicable SEC reporting rules, we have reported in the Summary Compensation Table and Grants of Plan-Based Awards Table below the applicable number of RSUs granted to each named executive officer at the grant date fair value under FASB ASC Topic 718, which may differ from the methodology we use to determine the value of RSUs we award each named executive officer.

Stock Ownership Guidelines and Anti-Hedging Policy

Generally, members of our Management Team, executive officers and Outside Directors must hold the following number of shares of our Common Stock, Class A Stock or outstanding RSUs (“Eligible Shares”) before any shares of Common Stock can be sold:

•	Management Team: the lesser of 20,000 Eligible Shares or Eligible Shares with a fair market value equal to five times the executive’s annual base salary.

•	Other Executive Officers: the lesser of 10,500 Eligible Shares or Eligible Shares with a fair market value equal to two times the executive’s annual base salary.

•	Outside Directors: the lesser of 10,500 Eligible Shares or Eligible Shares with a fair market value equal to four times the director’s annual cash retainer.

In addition to the Stock Ownership Guidelines, our company has adopted an anti-hedging policy which prohibits our executive officers and directors from engaging in certain hedging transactions with respect to our Common Stock or Class A Stock.

All Other Compensation

In addition to the direct compensation described above, our company offers certain other benefits to our executive officers, including the named executive officers, which consist of life insurance, company-sponsored retirement plans and limited perquisites.

Life Insurance We provide our named executive officers with life insurance.

Company-Sponsored Retirement Plans Our company offers retirement plans for eligible employees, as follows:

401(k) Plan. The company’s 401(k) Plan is a tax-qualified defined-contribution retirement plan. All non-union employees who are 21 years of age or older, and have completed one year of service, including the named executive officers, are eligible to participate and receive a company match in our 401(k) Plan. All participants in our 401(k) Plan may receive company matching contributions of 100% of the employee’s contribution up to 3% of an employee’s salary and 50% of the next 2% of an employee’s salary; however, the match may not exceed 4% of an employee’s total salary. The Compensation Committee approves these matching percentages and limits annually. Our company contributed $50,669 as matching funds under the 401(k) Plan for fiscal 2017 for the named executive officers as a group, which are set forth in more detail in the “All Other Compensation for Fiscal Year 2017” table below.

SERP. On August 2, 2007 the former Compensation, Nominating and Governance Committee (“CNG Committee”) approved a restated Supplemental Retirement Plan for certain named executive officers and key employees of our company. The restated SERP changes the plan adopted on August 25, 2005 to, among other things, clarify certain actuarial provisions and incorporate new Internal Revenue Service (“IRS”) requirements. The current SERP participants are Jasper B. Sanfilippo and Mathias A. Valentine (as former employees), the members of the Management Team and James A. Valentine, a named executive officer. The purpose of the SERP is to provide unfunded, non-qualified deferred compensation benefits to participants upon retirement, disability or death. The Compensation Committee believes that the SERP is a useful tool in motivating employees that are key to our company’s success and helps to ensure that the benefits provided by our company are competitive with the market. The current plan participants were chosen by our CNG Committee (prior to the creation of a separate Compensation Committee) based upon numerous factors, including the participant’s seniority, role within our company, and demonstrated commitment and dedication to our company. Participants with at least five years of employment with us are eligible to receive monthly benefits from the SERP after separating from service with our company, provided such participant’s employment is not terminated for “cause” (as defined in the SERP). For more information about the SERP please see “Company-Sponsored Retirement Plans” below.

Perquisites Our company provides a minimal amount of perquisites to the named executive officers, including members of the Management Team. The perquisites provided in fiscal 2017 were airline club memberships, travel expenses for spouses on business trips, matching 401(k) contributions, and personal use of company vehicles or a direct car allowance. We have provided additional information on perquisites in the table entitled “All Other Compensation for Fiscal Year 2017.”

Response to the 2016 Advisory Vote on Executive Compensation

In 2016, the stockholders of our company had the opportunity, pursuant to SEC regulations, to have an advisory vote to approve the compensation paid to the named executive officers. The results of the vote were as follows:

•	32,330,882 votes were “For” the compensation paid to our named executive officers;

•	198,445 votes were “Against” the compensation paid to our named executive officers; and

•	5,663 votes abstained.

Based on the above results, approximately 99.4% of votes cast at the 2016 annual meeting of stockholders supported the compensation paid to our named executive officers. The Compensation Committee considered these results in light of our company’s corporate structure, and determined that no significant changes were required to our company’s compensation program as a result of the vote.

Policy With Respect to Qualifying Compensation for Tax Deductibility and Accounting Matters

Our company’s ability to deduct compensation paid to covered employees (as defined in the Section 162(m) of the Code (“Section 162(m)”), including certain named executive officers, for tax purposes is generally limited by Section 162(m) to $1.0 million annually. However, this limitation does not apply to “performance-based” compensation if certain conditions are satisfied as set forth in more detail in Section 162(m). We view preserving the tax deductibility of compensation, pursuant to Section 162(m), as an important objective, but not the only objective, in establishing executive compensation. The Compensation Committee has designed our compensation programs with the goal of preserving the tax deductibility, pursuant to Section 162(m), of performance-based compensation granted to covered employees but may, in its discretion, award compensation that does not qualify for tax deductibility pursuant to Section 162(m). In addition, changes in tax laws (and interpretations of those laws), as well as other factors beyond our company’s control, may affect the deductibility of any compensation paid to our employees.

The Compensation Committee, as necessary in its judgment, reviews projections of the estimated accounting (pro forma expense) and tax impacts of all material elements of the executive compensation program. Generally, the accounting expenses are accrued over the requisite service period of the particular pay element (generally equal to the performance period) and our company realizes a tax deduction upon the payment to or realization by the executive. We account for our equity awards under FASB ASC Topic 718.

Compensation of Executive Officers

Summary Compensation Table

The Summary Compensation Table provides the total compensation for the last three completed fiscal years for each of our company’s named executive officers, other than Mr. Christopher H. Gardier, who became a named executive officer for fiscal 2017.

Summary Compensation Table for Fiscal Year 2017

Name and Principal Position	Year	Salary	Stock Awards(1)	Non- Equity Incentive Compensation(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensation(4)	Total(5)
Jeffrey T. Sanfilippo	2017	$526,923	$267,177	$644,954	$529,353	$22,474	$1,990,881
Chief Executive Officer	2016	$515,096	$270,378	$619,379	$873,621	$22,416	$2,300,890
	2015	$469,346	$263,672	$429,264	$471,945	$30,658	$1,664,885

Michael J. Valentine	2017	$526,923	$267,177	$644,954	$684,989	$30,601	$2,154,644
Chief Financial Officer	2016	$515,096	$270,378	$619,379	$997,680	$29,272	$2,431,805
	2015	$469,346	$287,834	$429,264	$590,936	$25,218	$1,802,598

Jasper B. Sanfilippo, Jr.	2017	$526,923	$267,177	$644,954	$318,763	$30,921	$1,788,738
Chief Operating Officer	2016	$515,096	$270,378	$619,379	$695,884	$28,050	$2,128,787
	2015	$469,346	$263,672	$429,264	$315,108	$28,594	$1,505,984

James A. Valentine	2017	$384,785	$142,470	$332,454	$222,669	$13,044	$1,095,422
Chief Information Officer	2016	$378,069	$144,169	$321,083	$544,961	$12,057	$1,400,339
	2015	$358,519	$118,665	$231,460	$284,428	$11,613	$1,004,685

Christopher H. Gardier	2017	$277,070	$124,646	$239,388	$—	$18,021	$659,125
Senior Vice President
Consumer Sales

(1)	The amounts in this column reflect the grant date fair value of RSUs granted under the Omnibus Plan for fiscal years 2017, 2016 and 2015, determined in accordance with FASB ASC Topic 718.
(2)	The amounts in this column reflect payments made pursuant to our SVA Plan for the respective fiscal year the payments were earned.
(3)	The amounts in this column reflect the aggregate change in actuarial value of the named executive officers’ accumulated benefit under the SERP from July 1, 2016 to June 29, 2017, June 26, 2015 to June 30, 2016, and June 27, 2014 to June 25, 2015, which were our SERP measurement dates used for financial reporting purposes for fiscal 2017, 2016 and 2015, respectively. Assumptions used to calculate the amounts can be found immediately after the “Pension Benefits Table for Fiscal Year 2017” below. None of our named executive officers earned above-market or preferential earnings on compensation that was deferred on a basis that was not tax-qualified. See “Company-Sponsored Retirement Plans” for more information about the SERP.
(4)	The amounts in this column reflect perquisites and other personal benefits. The table below entitled “All Other Compensation for Fiscal Year 2017” shows each component of the total amount included in this column.
(5)

Although it was generally determined by the Compensation Committee that the Management Team members’ compensation (base salary, stock awards and non-equity incentive compensation) should all be equal, total compensation among the Management Team members may differ primarily due to the amounts reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column, the actuarial value of which is impacted by the participant’s age and years of service. Refer to the “Overview of Fiscal 2017 Executive Compensation Program” for additional detail regarding the philosophy for the Management Team members’ compensation.

All Other Compensation for Fiscal Year 2017(1)

Name	Personal and Family Travel	Club Memberships	401(k) Match(2)	Executive Life Insurance(3)	Car Allowance(4)	Total
Jeffrey T. Sanfilippo	$1,190	$450	$13,254	$2,872	$4,708	$22,474
Michael J. Valentine	$639	$450	$11,040	$2,872	$15,600	$30,601
Jasper B. Sanfilippo, Jr.	$—	$1,449	$11,000	$2,872	$15,600	$30,921
James A. Valentine	$—	$—	$4,902	$2,142	$6,000	$13,044
Christopher H. Gardier	$—	$—	$10,473	$1,548	$6,000	$18,021

(1)	Such perquisites and personal benefits are valued at their aggregate incremental cost to our company. All of the perquisites and personal benefits referred to by footnote (4) to the Summary Compensation Table involved an actual cash expenditure by our company and therefore the actual cash expenditure is what is reflected as the value of the perquisites and personal benefits.
(2)	The amounts in this column reflect the company’s matching contributions to our company’s 401(k) Plan.
(3)	The amounts in this column reflect life insurance premiums paid by the company on behalf of the named executive officers.
(4)	The amounts in this column reflect the named executive officers’ personal usage of a company car or a direct car allowance paid to the named executive officer.

Company-Sponsored Retirement Plans

A purpose of the SERP is to provide the Management Team and James A. Valentine (collectively, the “SERP Future Participants”) with a meaningful retirement benefit. The SERP is an unfunded plan. If a participant in the SERP, after serving our company for at least five years, separates from service to our company at or after the age of 65, benefits will be payable to the participant for life. Monthly installments will be paid at a rate equal to (a) one-twelfth (1/12th) of 50% of the participant’s highest consecutive five year average annual base salary, bonus and non-equity incentive compensation earned during the participant’s final 10 years of service, multiplied by (b) the number of full years the participant was employed by the company divided by the greater of (i) 20 or (ii) the number of full years the participant would have been employed if he had been employed by the company from his hire date through attainment of age 65 (which quotient shall not exceed 1.0). In the event that the participant’s benefits commence after he turns 65 years old, the participant’s benefit as otherwise computed under the SERP shall be adjusted for the time value of money (interest only) from age 65 to his age at actual retirement. If the participant has a beneficiary (the existence of a beneficiary is determined at the time the benefits commence), the benefits will be in the form of a joint and 100% contingent annuitant benefit, which is the actuarial equivalent of the participant’s life-only benefit. If a participant separates from service to our company prior to the age of 65 and has achieved 10 years of service to us, certain reduced early retirement benefits may be available. All of the named executive officers eligible to participate in the SERP have already achieved 10 years of service to us, but none are 65 or older. Payments under the SERP are subject to a deduction for social security and other offset amounts. The SERP participants are responsible for their portion of such payments.

The present value of the accumulated benefits for each of the executive officers in the table below is based upon the following: (a) in determining the number of years of credited service at retirement age, the retirement age is 57—65 years old; (b) the annual retirement payment is 50% of the executive’s current compensation; (c) the discount rate is 3.99% and (d) the RP-2014 White Collar Mortality table postretirement with MP-2016 projection table applied on a fully generational basis were used to determine life expectancy after retirement date. A further discussion of the assumptions used in calculating the amounts shown in the table below can be found in Note 12 to our audited consolidated financial statements for the year ended June 29, 2017, included in our Annual Report on Form 10-K filed with the Commission on August 23, 2017.

Pension Benefits Table for Fiscal Year 2017

Name & Position(1)	Plan Name	Number of Years of Credited Service(2)	Present Value of Accumulated Benefits	Payments During Last Fiscal Year
Jeffrey T. Sanfilippo, CEO	Supplemental Retirement Plan	26	$3,416,072	$0
Michael J. Valentine, CFO	Supplemental Retirement Plan	30	$4,284,751	$0
Jasper B. Sanfilippo, Jr., COO	Supplemental Retirement Plan	26	$2,345,054	$0
James A. Valentine, CIO	Supplemental Retirement Plan	31	$2,268,647	$0

(1)	Christopher H. Gardier is not a participant in our company’s SERP.
(2)	This column reflects the actual number of years of service to our company by each of the executive officers listed. It is our company’s policy not to credit extra years of service to SERP participants.

Grants of Plan-Based Awards

Our company’s plan-based awards for certain executives, including the named executive officers, consist of equity-based awards and non-equity incentive compensation payments under our SVA Plan. The following table provides fiscal 2017 information for the named executive officers’ equity based awards under our Omnibus Plan and non-equity incentive compensation payments under our SVA Plan. With respect to awards of RSUs under our company’s Omnibus Plan, the table below includes the grant date of each award, the number of RSUs granted, the fair value at the date of grant and the resulting grant date fair value of the RSUs.

Grants of Plan-Based Awards for Fiscal Year 2017

	Grant Date(1)	Compensation Committee Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			All Other Equity Based Awards: Number of Units	Grant Date Fair Value ($/Share)	Grant Date Fair Value of Equity Based Awards(3)
Name			Threshold $	Target $	Maximum $
Jeffrey T. Sanfilippo	11/16/2016	11/02/2016	—	—	—	4,422	$60.42	$267,177
	8/24/2016	—	—	$447,885	$895,770

Michael J. Valentine	11/16/2016	11/02/2016	—	—	—	4,422	$60.42	$267,177
	8/24/2016	—	—	$447,885	$895,770

Jasper B. Sanfilippo, Jr.	11/16/2016	11/02/2016	—	—	—	4,422	$60.42	$267,177
	8/24/2016	—	—	$447,885	$895,770

James A. Valentine	11/16/2016	11/02/2016	—	—	—	2,358	$60.42	$142,470
	8/24/2016	—	—	$230,871	$461,742

Christopher H. Gardier	11/16/2016	11/02/2016	—	—	—	2,063	$60.42	$124,646
	8/24/2016	—	—	$166,242	$332,484

(1)	The November 16, 2016 awards (RSUs) were granted under the Omnibus Plan. The August 24, 2016 awards (non-equity incentive compensation payments) were granted under the SVA Plan.
(2)

This column shows both the target and maximum for fiscal 2017 under our company’s SVA Plan. The amounts in this column are based on the participant’s fiscal 2017 salary earned, the applicable Target Salary Percentage and the applicable performance level under the SVA Plan. The SVA payments were based on the actual salaries paid to each named executive officer during fiscal 2017. The SVA Plan payments are based on SVA, which is the year-to-year improvement in our net operating profit after taxes minus a capital charge. There was no threshold payout pursuant to the SVA Plan at the time the fiscal 2017 awards were granted. The maximum payout pursuant to the SVA Plan at the time the fiscal 2017 awards were granted was a SVA Improvement Multiple of 2x. The actual SVA multiple achieved for fiscal 2017 was 1.44x. See “Compensation Discussion and Analysis—Overview of Fiscal 2017 Executive Compensation Program—Sanfilippo Value-Added Plan” for more information about our SVA Plan.
(3)	The amounts shown in this column represent the grant date fair value of each equity award (all RSUs) calculated in accordance with FASB ASC Topic 718. The Compensation Committee approved the grant date as the 10th business day following the date the Compensation Committee’s approval of the grant. These dates were chosen for administrative, compliance and governance purposes. The Compensation Committee reviews and approves the granting of RSUs under the Omnibus Plan at its meeting at or around the annual meeting of stockholders.

Outstanding Equity Awards

The following table provides information on outstanding equity-based awards held by the named executive officers as of June 29, 2017. For RSUs, the table shows the number of RSUs that have not vested and their market value.

Outstanding Equity Awards at Fiscal Year End 2017

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Units That Have Not Vested(1)	Market Value of Units That Have Not Vested(2)
Jeffrey T. Sanfilippo	—		—	—	—	17,513	$1,095,964
Michael J. Valentine	—		—	—	—	17,513	$1,095,964
Jasper B. Sanfilippo, Jr.	—		—	—	—	17,513	$1,095,964
James A. Valentine	—		—	—	—	8,664	$542,193
Christopher H. Gardier	500	(3)	—	$14.73	6/28/2020	7,766	$485,996

(1)	Each member of the Management Team was granted 4,422 RSUs in fiscal 2017, 4,983 RSUs in fiscal 2016, and 8,108 RSUs in fiscal 2015. James A. Valentine and Christopher H. Gardier were each granted 2,358 and 2,063 RSUs respectively, in fiscal 2017, 2,657 and 2,325 RSUs respectively, in fiscal 2016 and 3,649 and 3,378 RSUs respectively in fiscal 2015. The Compensation Committee approved the fiscal 2017 RSU grants on November 2, 2016, with a grant date of November 16, 2016. The Compensation Committee approved the fiscal 2016 RSU grants on October 28, 2015, with a grant date of November 11, 2015. The Compensation Committee approved the fiscal 2015 RSU grants on October 29, 2014, with a grant date of November 12, 2014. All RSUs granted to employees are scheduled to vest three years from the grant date.
(2)	The amounts shown in this column reflect the value of outstanding RSUs at June 29, 2017. The closing price of our Common Stock was $62.58 at June 29, 2017.
(3)	These options were granted on June 28, 2010 and expire on June 28, 2020.

Option Exercises and Stock Vested During Fiscal 2017

The following table provides information on stock options that were exercised and stock awards that vested during the fiscal year ended June 29, 2017 for each of the named executive officers:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value of Shares Acquired on Vesting ($)(1)
Jeffrey T. Sanfilippo	—	$—	7,900	$501,334
Michael J. Valentine	—	$—	7,900	$501,334
Jasper B. Sanfilippo, Jr.	—	$—	7,900	$501,334
James A. Valentine	—	$—	3,160	$200,534
Christopher H. Gardier	—	$—	2,500	$158,650

(1)	Represents awards of RSUs that vested on November 13, 2016, the third anniversary of the grant date of the award. The closing price of our Common Stock on November 11, 2016, the trading day immediately preceding the aforementioned vesting date, was $63.46.

Other SERP Payments

Under the SERP, for amounts which appear in the Pension Benefits Table for Fiscal Year 2017 above, the SERP Future Participants may receive post-employment payments at the termination of their employment with us by reasons including, other than for “cause” (as defined in the SERP), retirement, disability or death and if the participant has at least five years of employment with our company. Upon a termination for cause, all benefit rights under the SERP will terminate and be forfeited. Pursuant to the terms of the SERP, the employment of a participant shall be deemed to have been terminated for cause by our company if a participant has: (a) engaged in one or more acts constituting a felony, or involving fraud or serious moral turpitude; (b) willfully refused (except by reason of incapacity due to accident or illness) to perform substantially all of his duties, provided that such refusal shall have resulted in demonstrable material injury to our company or its subsidiaries; or (c) willfully engaged in gross misconduct materially injurious to our company. If a SERP Future Participant separates from our company on or after the age of 65 (other than for cause), that SERP Future Participant will receive the full benefit under the formula described before the Pension Benefits Table for Fiscal Year 2017.

If a SERP Future Participant separates from our company before the age of 65 (other than for cause), has attained the age of 55 and has been credited with at least 10 years of employment at the time of termination of employment, that SERP Future Participant will receive the actuarial equivalent of the age 65 benefit, to be paid as soon as feasible on or after the participant’s attainment of the age of 55.

Assuming that each of the SERP Future Participants separated their service from our company on June 29, 2017, each would receive the following monthly payment, beginning at age 55, to be paid throughout the SERP Future Participant’s life:

•	Jeffrey T. Sanfilippo: $14,160

•	Michael J. Valentine: $19,590

•	Jasper B. Sanfilippo, Jr.: $12,137

•	James A. Valentine: $9,758

If a SERP Future Participant separates from our company before age 65 and has not been credited with at least 10 years of employment, that SERP Future Participant’s benefits may not commence until the attainment of the age of 65. All SERP Future Participants have already been credited with at least 10 years of employment to our company. As all SERP Future Participants are deemed “specified employees” under Section 409(A) of the Code, benefits will not be paid until the date that is six months after the effective date of termination of employment. In the event that termination of employment was the result of long-term disability, the benefits shall be reduced to the extent of any benefits received under our company’s long-term disability plan and until such time that benefits under the long-term disability plan cease.

If the present lump sum actuarial equivalent value of the benefits under the SERP on the benefit commencement date is less than or equal to $50,000, then such benefits will be paid to the participant or the participant’s beneficiary in a single lump sum distribution. If a participant does not have a beneficiary on the date benefits commence, benefits will cease upon the participant’s death. If both the participant and the participant’s beneficiary die before the benefits commence, all entitlement to benefits will terminate.

So long as a participant is not terminated for cause and has fulfilled the conditions precedent to payment as described above, a participant is entitled to payment pursuant to the SERP. Other than as described above, there are no material conditions or obligations applicable to the receipt of payments or benefits under the SERP, such as a requirement to enter into non-compete, non-solicitation, non-disparagement or confidentiality agreements.

Equity Awards and SVA—Change in Control and Termination Provisions

The Compensation Committee has granted equity related awards to the named executive officers under our Omnibus Plan and 2008 Plan. The outstanding awards consist of RSUs granted under the Omnibus Plan in our fiscal 2015, fiscal 2016 and fiscal 2017 years, as well as options granted under the 2008 Plan. Below summarizes the treatment in respect of the various outstanding equity awards under the specified circumstances.

•	Voluntary resignation or for cause: all unvested RSUs and unexercised option awards are forfeited under the Omnibus Plan and the 2008 Plan, respectively.

•	Death or disability: all unvested RSUs will vest under the Omnibus Plan. Under the 2008 Plan, options awards, to the extent exercisable, may be exercised at any time within one year after the date of death or disability.

•	Retirement: all unvested RSUs will vest under the Omnibus Plan if the participant meets the criteria for retirement, as defined, and the participant gives the required notice. Unvested RSUs will vest under the Omnibus Plan on a pro-rata basis if the participant meets the criteria for early retirement and the participant gives the required notice. Under the 2008 Plan, option awards, to the extent exercisable, may be exercised at any time within one year after the date of retirement.

•	Change in control: unless the Compensation Committee elects to provide different treatment, all unvested RSUs will vest pro-rata under the Omnibus Plan and all unexercised awards may be exercised commencing on the date of a change in control under the 2008 Plan.

In the event of termination of employment by resignation or for cause, the named executive officers would forfeit their SVA payments and would not receive any compensation. Upon death or disability, retirement or termination of service by the Company other than for cause, the named executive officers would receive their SVA payments on a pro-rata basis. The SVA payment is pro-rated based on the final and actually paid base salary through the date of separation. Upon a change in control, the named executive officers would receive their SVA payments based on the assumption that the target SVA improvement for that plan year had been achieved prior to the change in control, and pro-rating it for the actual number of days in the plan year before the change in control occurred.

Other Equity and SVA Payments—Change in Control

In the event that a change of control of our company occurred on June 29, 2017, our named executive officers would be entitled to the following equity based payments as a result of such officer’s unvested RSUs vesting upon such change in control in accordance with the Omnibus Plan, the following target bonus payments (assuming no Compensation Committee action) as a result of our SVA Plan, and the following payments in total:

Name	Number of Vested RSUs	Closing Stock Price on 06/29/17	$ Value of Vested RSUs	SVA Payment	Total Payment
Jeffrey T. Sanfilippo	10,472	$62.58	$655,338	$644,954	$1,300,292
Jasper B. Sanfilippo	10,472	$62.58	$655,338	$644,954	$1,300,292
Michael J. Valentine	10,472	$62.58	$655,338	$644,954	$1,300,292
James A. Valentine	5,003	$62.58	$313,088	$332,454	$645,542
Christopher H. Gardier	4,537	$62.58	$283,925	$239,388	$523,313

Other Equity and SVA Payments—Other Terminations

In the event of a named executive officer’s death or permanent disability, on June 29, 2017, each named executive officer would be entitled to the following equity based payments for accelerated vesting of RSUs in accordance with the Omnibus Plan, the following bonus payments as a result of our SVA Plan, and the following payments in total:

Name	Number of Vested RSUs	Closing Stock Price on 06/29/17	$ Value of Vested RSUs	SVA Payment	Total Payment
Jeffrey T. Sanfilippo	17,513	$62.58	$1,095,964	$644,954	$1,740,918
Jasper B. Sanfilippo	17,513	$62.58	$1,095,964	$644,954	$1,740,918
Michael J. Valentine	17,513	$62.58	$1,095,964	$644,954	$1,740,918
James A. Valentine	8,664	$62.58	$542,193	$332,454	$874,647
Christopher H. Gardier	7,766	$62.58	$485,996	$239,388	$725,384

In the event of a named executive officer’s normal or early retirement, on June 29, 2017, each named executive officer would be entitled to the following payment for accelerated vesting of RSUs (assuming all applicable notices were timely given and the participant is eligible for any retirement treatment), the following bonus payments as a result of our SVA Plan, and the following payments in total:

Name	Number of Vested RSUs	Closing Stock Price on 06/29/17	$ Value of Vested RSUs	SVA Payment	Total Payment
Jeffrey T. Sanfilippo	—	$62.58	$—	$644,954	$644,954
Jasper B. Sanfilippo	—	$62.58	$—	$644,954	$644,954
Michael J. Valentine	11,598	$62.58	$725,803	$644,954	$1,370,757
James A. Valentine	—	$62.58	$—	$332,454	$332,454
Christopher H. Gardier	—	$62.58	$—	$239,388	$239,388

For all other terminations of service not listed above, including voluntary separation, on June 29, 2017, the named executive officers would forfeit their SVA payments and would not receive any compensation.

Certain Insurance Policy Arrangements

We provided benefits in the form of paying premiums on certain insurance policies (the “Policies”) that cover the lives of our former Chief Executive Officer, Jasper B. Sanfilippo and our former President, Mathias A. Valentine

(collectively, the “Former Officers”), and their respective spouses. The Policies were obtained by the Former Officers while they were serving as executive officers of the company. The Policies were previously owned by several trusts created by the Former Officers. On December 31, 2003, the trusts, the Former Officers, their spouses and our company entered into the Amended and Restated John B. Sanfilippo & Son, Inc. Split-Dollar Insurance Agreement, which assigned the Policies to our company. As a result of this assignment, our company received all incidents and benefits of ownership in the Policies, including all rights to the accumulated cash surrender values of the Policies. Generally, upon the death of the insured, the company is entitled to receive reimbursement of all premiums paid, and the trusts created by the Former Officers are entitled to receive any remaining death benefit. The company no longer pays premiums on behalf of the spouse of Mathias A. Valentine as of July 2016.

In fiscal 2017, Mr. Sanfilippo received an insurance gross up benefit of $6,995 relating to his life insurance policies, and the company paid life insurance premiums of $51,600. In fiscal 2017, Mr. Valentine received an insurance gross up benefit of $25,423 relating to his life insurance policies, and the company paid life insurance premiums of $15,000.

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviews and approves the salaries, equity grants, incentive compensation (such as the SVA Plan) and other compensation of executive officers and non-management directors. The duties and procedures of the Compensation Committee are explained in greater detail in the “Compensation Committee” subsection of the “Corporate Governance” section and the “Compensation Discussion and Analysis” section of this Proxy Statement.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement in accordance with Item 407(e)(5) of Regulation S-K.

Respectfully submitted by all of the members of the Compensation Committee of the Board of Directors.

Timothy R. Donovan, Chairperson

Governor Jim Edgar

Ellen C. Taaffe

Daniel M. Wright

The information contained in the preceding report shall not be deemed to be “soliciting material” or to be “filed” with the Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of September 8, 2017, except where otherwise indicated in the footnotes, with respect to the beneficial ownership of Common Stock and Class A Stock by (a) each individual, group, or entity known by us to be the beneficial owner of more than 5% of the outstanding shares of Common Stock or Class A Stock, (b) each of our directors and nominees for election as a director, (c) each of our named executive officers and (d) all of our directors and executive officers as a group. The information set forth in the table as to directors and executive officers is based upon information furnished to us by them in connection with the preparation of this Proxy Statement and our internal records. Except where otherwise indicated in the footnotes to this table, the mailing address of each of the stockholders named in the table is: c/o John B. Sanfilippo & Son, Inc., 1703 N. Randall Road, Elgin, Illinois 60123-7820.

Name	No. of Shares of Common Stock(1)	% of Outstanding Shares of Common Stock	No. of Shares of Class A Stock(1)(2)	% of Outstanding Shares of Class A Stock	% of Outstanding Votes on Matters Other than Election of Directors
Jasper B. Sanfilippo(3)(5)	—	—	130,436	5.0	3.8
Marian R. Sanfilippo(4)(5)	—	—	206,213	7.9	5.9
Jeffrey T. Sanfilippo(5)(6)+-	13,832	*	72,026	2.8	2.1
Jasper B. Sanfilippo, Jr.(5)(6)+-	—	—	1,417,220	54.6	40.9
Lisa A. Sanfilippo(5)(6)	—	—	50,172	1.9	1.4
John E. Sanfilippo(5)(6)	13,832	*	90,178	3.5	2.6
James J. Sanfilippo(5)+	884	*	1,358,127	52.3	39.2

Total Sanfilippo Group(5)	14,716	*	1,768,496	68.1	51.0
Michael J. Valentine(7)+-	20,400	*	768,442	29.6	22.2
Mathias A. Valentine(8)+	18,527	*	60,488	2.3	1.8

Total Valentine Group(9)	38,927	*	828,930	31.9	24.0
James A. Valentine(10)-	6,510	*	—	—	*
Christopher H. Gardier(11)-	9,000	*	—	—	*
Timothy R. Donovan(12)+	18,408	*	—	—	*
Governor Jim Edgar(13)+	21,527	*	—	—	*
Daniel M. Wright(14)+	15,933	*	—	—	*
Ellen C. Taaffe(15)+	10,930	*	—	—	*
Royce & Associates, LP(16)	1,028,200	11.8	—	—	3.0
NWQ Investment Management Company, LLC(17)	856,033	9.8	—	—	2.5
Dimensional Fund Advisors, L.P(18)	728,136	8.4	—	—	2.1
BlackRock, Inc.(19)	1,074,279	12.3	—	—	3.1
The Vanguard Group, Inc.(20)	560,117	6.4	—	—	1.6
All directors and executive officers as a group (15 persons)(21)	169,770	1.9	2,326,640	89.6	67.5

+	Denotes director.
-	Denotes named executive officer.
*	Less than one percent (1%).
(1)	Except as otherwise indicated below, for purposes of the table above, beneficial ownership means the sole power to vote and dispose of shares. In calculating each holder’s percentage ownership and beneficial ownership in the table above, shares of Common Stock which may be acquired by the holder through the exercise of stock options that are exercisable or the conversion of RSUs that are vested on or within 60 days of September 8, 2017, are included.

(2)	Each share of Class A Stock is convertible at the option of the holder thereof at any time and from time to time into one share of Common Stock. In addition, the Restated Certificate provides that Class A Stock may be transferred only to (a) Jasper B. Sanfilippo or Mathias A. Valentine, (b) a spouse or lineal descendant of Jasper B. Sanfilippo or Mathias A. Valentine, (c) trusts for the benefit of any of the foregoing individuals, (d) entities controlled by any of the foregoing individuals, (e) John B. Sanfilippo & Son, Inc., or (f) any bank or other financial institution as a bona fide pledge of shares of Class A Stock by the owner thereof as collateral security for indebtedness due to the pledgee (collectively, the “Permitted Transferees”), and that upon any transfer of Class A Stock to someone other than a Permitted Transferee each share transferred will automatically be converted into one share of Common Stock.
(3)	Includes 32,609 shares of Class A Stock held by Jasper B. Sanfilippo as trustee of the Jasper B. Sanfilippo, Jr. Trust, dated September 23, 1991, 32,609 shares of Class A Stock held by Jasper B. Sanfilippo as trustee of the Lisa Ann Sanfilippo Trust, dated October 4, 1991, 32,609 shares of Class A Stock held by Jasper B. Sanfilippo as trustee of the Jeffrey T. Sanfilippo Trust, dated October 4, 1991 and 32,609 shares of Class A Stock held by Jasper B. Sanfilippo as trustee of the John E. Sanfilippo Trust, dated October 2, 1991. The beneficiaries of the aforementioned trusts are children of Jasper and Marian Sanfilippo (two of whom, Jasper B. Sanfilippo, Jr. and Jeffrey T. Sanfilippo, are executive officers and directors of our company).
(4)	Includes 50,170 shares of Class A Stock held by Marian Sanfilippo as co-trustee of the Jeffrey T. Sanfilippo Irrevocable Trust, dated October 6, 2006, 55,701 shares of Class A Stock held by Marian Sanfilippo as co-trustee of the Jasper B. Sanfilippo, Jr. Irrevocable Trust, dated October 6, 2006, 50,170 shares of Class A Stock held by Marian Sanfilippo as co-trustee of the John E. Sanfilippo Irrevocable Trust, dated October 6, 2006 and 50,172 shares of Class A Stock held by Marian Sanfilippo as co-trustee of the Lisa A. Evon Irrevocable Trust, dated October 6, 2006. The beneficiaries of the aforementioned trusts are children of Jasper and Marian Sanfilippo (two of whom, Jasper B. Sanfilippo, Jr. and Jeffrey T. Sanfilippo, are executive officers and directors of our company). As co-trustee, Marian Sanfilippo shares voting and dispositive power over the aggregate 206,213 shares of Class A Stock held in the aforementioned trusts.
(5)	On June 21, 2004, a Schedule 13D was filed jointly by the members of the Sanfilippo family referenced in the above beneficial ownership table (the “Sanfilippo Group”). Amendments to the Schedule 13D were filed on March 21, 2007, January 16, 2008, September 10, 2009 and April 27, 2012. The Sanfilippo Group made a single, joint filing to reflect the formation of a “group” within the meaning of Section 13(d)(3) of the Exchange Act. Except as expressly set forth in the Schedule 13D, each member of the Sanfilippo Group disclaims beneficial ownership of the Common Stock and Class A Stock beneficially owned by any other member of the Sanfilippo Group.

The members of the Sanfilippo Group are deemed to beneficially own an aggregate of 1,768,496 shares of Class A Stock, 13,832 shares of Common Stock, and 884 RSUs that are convertible to 884 shares of Common Stock on or within 60 days of September 8, 2017, which includes 68.1% of the total outstanding shares of Class A Stock. The Sanfilippo Group would own 17.0% of the total outstanding shares of Common Stock, assuming the conversion of all such shares of Class A Stock into an equal number of shares of Common Stock and assuming the Valentine group has not converted any of their Class A shares to Common Stock. Based on the relative voting rights of the Class A Stock and Common Stock, the Sanfilippo Group has or shares 51.0% of the total outstanding voting power of our common equity, calculated by using 10 votes per share of Class A Stock and assuming that the applicable shares of Class A Stock are not converted into Common Stock. For additional information about our company’s status as a “controlled company” under Nasdaq rules, see “Corporate Governance—Independence of the Board of Directors” above.

The beneficial ownership of Jasper B. Sanfilippo and Marian R. Sanfilippo is described in footnotes (3) and (4) above. The beneficial ownership of the remainder of the Sanfilippo Group is as follows:

Jeffrey T. Sanfilippo: The beneficial ownership of Jeffrey T. Sanfilippo includes (a) 13,832 shares of Common Stock held as a co-trustee of the Sanfilippo Family Education Trust, dated October 17, 1997, the beneficiaries of which are the grandchildren of Jasper and Marian Sanfilippo, (b) 21,856 shares of Class A Stock held directly by Jeffrey T. Sanfilippo, and (c) 50,170 shares of Class A Stock held as co-trustee of the

Jeffrey T. Sanfilippo Irrevocable Trust, dated October 6, 2006. As co-trustee, Jeffrey T. Sanfilippo shares voting and dispositive power over the 13,832 shares of Common Stock held in the Sanfilippo Family Education Trust and the 50,170 shares of Class A Stock held in the Jeffrey T. Sanfilippo Irrevocable Trust, dated October 6, 2006.

Jasper B. Sanfilippo, Jr.: The beneficial ownership of Jasper B. Sanfilippo, Jr. includes (a) 1,349,663 shares of Class A Stock held as co-trustee of the Sanfilippo Family 1999 Generation—Skipping Trust Agreement, dated December 31, 1999, (b) 11,856 shares of Class A Stock held directly by Jasper B. Sanfilippo, Jr. and (c) 55,701 shares of Class A Stock held as co-trustee of the Jasper B. Sanfilippo, Jr. Irrevocable Trust, dated October 6, 2006. As co-trustee, Jasper B. Sanfilippo, Jr. shares voting and dispositive power over the 55,701 shares of Class A Stock held in the Jasper B. Sanfilippo, Jr. Irrevocable Trust, dated October 6, 2006 and the 1,349,663 shares of Class A Stock held in the Sanfilippo Family 1999 Generation—Skipping Trust Agreement, dated December 31, 1999. 500,000 shares of Class A Stock in the Sanfilippo Family 1999 Generation—Skipping Trust Agreement, dated December 31, 1999 have been pledged to financial institutions.

Lisa A. Sanfilippo: The beneficial ownership of Lisa A. Sanfilippo includes 50,172 shares of Class A Stock held as co-trustee of the Lisa A. Evon Irrevocable Trust, dated October 6, 2006. As co-trustee, Lisa A. Sanfilippo shares voting and dispositive power over the 50,172 shares of Class A Stock held in the trust.

John E. Sanfilippo: The beneficial ownership of John E. Sanfilippo includes (a) 13,832 shares of Common Stock held as a co-trustee of the Sanfilippo Family Education Trust, dated October 17, 1997, the beneficiaries of which are the grandchildren of Jasper and Marian Sanfilippo, (b) 40,008 shares of Class A Stock held directly by John E. Sanfilippo and (c) 50,170 shares of Class A Stock held as co-trustee of the John E. Sanfilippo Irrevocable Trust, dated October 6, 2006. As co-trustee, John E. Sanfilippo shares voting and dispositive power over the 13,832 shares of Common Stock held in the Sanfilippo Family Education Trust and the 50,170 shares of Class A Stock held in the John E. Sanfilippo Irrevocable Trust, dated October 6, 2006. 40,008 shares of Class A stock held directly by John E. Sanfilippo have been pledged to financial institutions.

James J. Sanfilippo: The beneficial ownership of James J. Sanfilippo includes (a) 884 RSUs that are convertible to 884 shares of common stock on or within 60 days of September 8, 2017, (b) 8,464 shares of Class A Stock held directly by James J. Sanfilippo and (c) 1,349,663 shares of Class A Stock held as co-trustee of the Sanfilippo Family 1999 Generation—Skipping Trust Agreement, dated December 31, 1999. As co-trustee, James J. Sanfilippo shares voting and dispositive power over the 1,349,663 shares of Class A Stock held in the Sanfilippo Family 1999 Generation—Skipping Trust Agreement, dated December 31, 1999. 500,000 shares of Class A Stock in the Sanfilippo Family 1999 Generation—Skipping Trust Agreement, dated December 31, 1999 have been pledged to financial institutions.

Jeffrey T. Sanfilippo, Jasper B. Sanfilippo, Jr., Lisa A. Sanfilippo and John E. Sanfilippo, as co-trustees of each of their aforementioned trusts dated October 6, 2006, are also the sole beneficiaries under each of their respective trusts.

The beneficiaries of the Sanfilippo Family 1999 Generation—Skipping Trust Agreement, dated December 31, 1999 are the descendants of Marian Sanfilippo, as grantor, which include James J. Sanfilippo and Jasper B. Sanfilippo, Jr., who together are the trustees of that trust, and Jeffrey T. Sanfilippo, John E. Sanfilippo and Lisa A. Sanfilippo.

The information set forth in the table above and in the accompanying footnotes with respect to Marian R. Sanfilippo, Lisa A. Sanfilippo, John E. Sanfilippo and James J. Sanfilippo is based solely on the Schedule 13D filed by the Sanfilippo Group, as amended on April 26, 2012, as well as supplemental information provided to our company by the members of the Sanfilippo Group.

(6)	Excludes 32,609 shares of Class A Stock held by Jasper B. Sanfilippo as trustee of the trusts described in footnote (3) above, the beneficiary of which is the individual in the table that has a reference to this footnote (6) by his or her name.

(7)	Includes 768,442 shares of Class A Stock held as trustee of the following three trusts: the Trust for Michael J. Valentine, dated May 26, 1991, and the Trust for James A. Valentine, dated May 26, 1991, each of which owns 256,147 shares of Class A Stock, and the Trust for Mary Jo Carroll, dated May 26, 1991, which owns 256,148 shares of Class A Stock. The beneficiaries of these trusts are the children of Mathias and Mary Valentine, including Michael J. Valentine, an executive officer and director of our company, and James A. Valentine, an executive officer of our company. Includes 20,400 shares of Common Stock held directly by Michael J. Valentine.
(8)	Includes (a) 13,643 shares of Common Stock held directly by Mathias A. Valentine, (b) 4,884 RSUs that are convertible to 4,884 shares of Common Stock on or within 60 days of September 8, 2017 and (c) 60,488 shares of Class A Stock held directly by Mathias A. Valentine.
(9)	Michael J. Valentine and Mathias A. Valentine have formed a group as reflected by the Schedule 13D filed on April 27, 2012 (the “Valentine Group”). The total beneficial ownership of the group consists of 828,930 shares of Class A Stock, 34,043 shares of Common Stock, 4,884 RSUs that are convertible to 4,884 shares of Common Stock on or within 60 days of September 8, 2017, which represents 31.9% of the issued and outstanding Class A Stock, and 9.1% of the issued and outstanding Common Stock assuming the conversion of all such shares of Class A Stock into an equal number of shares of Common Stock and assuming the Sanfilippo Group has not converted any of their Class A shares to Common Stock.

Based on the relative voting rights of the Class A Stock and Common Stock, Michael J. Valentine directly or indirectly controls 22.2%, while Mathias A. Valentine directly controls 1.8% of the total outstanding voting power of our common equity. In addition, the Valentine Group directly controls 24.0% of the total outstanding voting power of our common equity. These percentages assume that the applicable shares of Class A Stock are not converted into Common Stock, and are calculated using 10 votes per share of Class A Stock.

(10)	Includes 6,510 shares of Common Stock held directly by James A. Valentine. Excludes 256,147 shares of Class A Stock held as trustee by Michael J. Valentine, an executive officer and director of our company.
(11)	Includes 9,000 shares of Common Stock held directly by Christopher H. Gardier.
(12)	Includes 13,524 shares of Common Stock held directly by Mr. Donovan and 4,884 RSUs that are convertible to 4,884 shares of Common Stock on or within 60 days of September 8, 2017. Excludes (a) 35,000 shares of Common Stock held by Mr. Donovan’s spouse, Elaine Karacic, as trustee of certain trusts, the beneficiaries of which are the children of Mr. Donovan and Ms. Karacic, (b) 15,674 shares of Common Stock held by Ms. Karacic in her name, and (c) 63,908 shares of Common Stock held by Ms. Karacic, as trustee of a trust, the beneficiary of which is Anne Karacic. Mr. Donovan disclaims beneficial ownership of all of the foregoing excluded shares of Common Stock. Mr. Donovan’s mailing address is: c/o Caesars Entertainment Corporation, One Caesars Palace Drive, Las Vegas, Nevada 89109.
(13)	Includes 18,527 RSUs that are convertible to 18,527 shares of Common Stock on or within 60 days of September 8, 2017 by Gov. Jim Edgar and 3,000 shares of Common Stock held directly by Gov. Jim Edgar.
(14)	Includes 7,884 RSUs that are convertible to 7,884 shares of Common Stock on or within 60 days of September 8, 2017 and includes 8,049 shares of Common Stock held directly by Daniel M. Wright.
(15)	Includes 9,933 RSUs that are convertible to 9,933 shares of Common Stock on or within 60 days of September 8, 2017, and includes 997 shares of Common Stock held directly by Ellen C. Taaffe.
(16)	The information set forth in the table above and in this footnote is based solely on Form 13F-HR as of June 30, 2017, filed by Royce & Associates, LP on August 7, 2017. The mailing address of Royce & Associates, LP is: 745 Fifth Avenue New York, NY 10151.
(17)	The information set forth in the table above and in this footnote is based solely on Form 13F-HR as of June 30, 2017, filed by NWQ Investment Management Company, LLC on August 14, 2017. The mailing address of NWQ Investment Management Company, LLC is: 2049 Century Park East, 16th Floor, Los Angeles, CA 90067.
(18)	The information set forth in the table above and in this footnote is based solely on Form 13F-HR as of June 30, 2017, filed by Dimensional Fund Advisors LP on August 11, 2017. The mailing address of Dimensional Fund Advisors LP is: 6300 Bee Cave Road, Building One, Austin, Texas 78746.

(19)	The information set forth in the table above and in this footnote is based solely on Form 13F-HR as of June 30, 2017, filed by BlackRock, Inc. on August 10, 2017. The mailing address of BlackRock, Inc. is: 55 East 52nd Street New York, NY 10055.
(20)	The information set forth in the table above and in this footnote is based solely on Form 13F-HR as of June 30, 2017, filed by The Vanguard Group Inc. on August 11, 2017. The mailing address of The Vanguard Group Inc. is: PO Box 2600 V26, Valley Forge, PA 19482-2600.
(21)	Includes 46,996 RSUs that are convertible to 46,996 shares of Common Stock on or within 60 days of September 8, 2017 (including the RSUs referred to in footnotes 5, 8, 12, 13, 14 and 15).

Pledging of Shares

The members of the Sanfilippo Group (Jasper B. Sanfilippo, Marian R. Sanfilippo, Jeffrey T. Sanfilippo, Jasper B. Sanfilippo Jr., Lisa A. Sanfilippo, John E. Sanfilippo and James J. Sanfilippo) have, from time to time, pledged their Class A Stock, which they either directly or beneficially own, to various financial institutions. Currently, 500,000 shares of Class A Stock in the Sanfilippo Family 1999 Generation—Skipping Trust Agreement, dated December 31, 1999 have been pledged to financial institutions. Also, 40,008 shares of Class A stock held directly by John E. Sanfilippo have been pledged to financial institutions. If certain members of the Sanfilippo Group default on any of their obligations under any pledge agreements, the related loan documents or any other arrangement pursuant to which they have pledged their shares, the other parties to the agreements may have the right to foreclose upon and sell the pledged shares. Such a sale could cause our stock price to decline. Many of the occurrences that could result in a foreclosure of the pledged shares are out of our control and are unrelated to our operations.

REVIEW OF RELATED PARTY TRANSACTIONS

Our company has adopted a formal written policy governing the review and approval of related person transactions. Our related person transaction policy (the “RPT Policy”) covers transactions between the company and related persons. The RPT Policy defines a related person as (i) any executive officer or director of the company, (ii) any nominee for election as a director of the company, (iii) any beneficial owner of more than five percent of the voting securities of the company, (iv) any immediate family member of any of the foregoing persons or (v) any entity in which any of the foregoing persons has or will have a direct or indirect material interest. The RPT Policy requires the Audit Committee, subject to certain exceptions, to review and approve each related person transaction, which is any financial or other transaction, arrangement or relationship in which the company is a participant and any related person will have a direct or indirect interest. The RPT Policy sets forth procedures which the Audit Committee follows in connection with approving recurring transactions where the company is purchasing goods or services, non-recurring transactions where the company is purchasing goods or services, transactions with related persons where the company is the seller of goods or services and the hiring and compensation of related persons. The Audit Committee will approve or ratify such related person transactions if the transaction is consistent with the best interests of the company and its stockholders, or as otherwise provided therein. The Audit Committee may impose whatever conditions and standards it deems appropriate, including periodic monitoring of ongoing related person transactions. In addition, our Board of Directors, at its election, may designate a special committee of independent directors to review and approve related person transactions. Our Audit Committee, or any special committee that is so designated, may engage advisors to assist it in making the required evaluation of the terms of the proposed transactions.

Lease Arrangement

Our company currently rents our Selma, Texas, facility from Selma Investments, LLC. Selma Investments, LLC is a related person with the following individuals as members: the Sanfilippo Family 1999 Generation Skipping Trust (25% owner), the Valentine Children Stock Partnership (25% owner), Anne Karacic (25% owner), Rosalie Laketa (12.5% owner) and Rita Zadurski (12.5% owner). We originally acquired the Selma, Texas facility in 1992 and sold it to a series of partnerships in 2006, which later became Selma Investments, LLC, and leased back the facility. The sale price of the Selma facility in September 2006, which was based on an appraisal by Joseph J. Blake and Associates, Inc., an independent appraiser, was $14.3 million. The term of the lease was 10 years with three five year renewal options. Our company’s lease payment was fixed at $109,052 per month through the fifth anniversary date. In September 2011, our company’s lease payment was reset to $121,452 per month for an additional five years based on a Consumer Price Index Factor.

In fiscal 2016, the company discussed extending and renegotiating aspects of the Selma lease with Selma Investments, LLC. Through a committee of independent directors consisting of Gov. Edgar, Ms. Taaffe and Mr. Wright, the company engaged a third party appraiser to evaluate the market value and the fair market rent for the Selma property and considered other potential alternatives with respect to the company’s operations at the Selma facility. After evaluating several options, the special committee unanimously approved the company entering into a lease extension with Selma Investments, LLC.

The company exercised two five-year renewal options to extend the lease to September 2026. The terms of the lease extension became effective September 2016 and provided for a decrease in the total rentable square feet, a decrease in rent per square foot and adjustments to the rent per square foot for the second five year renewal option expiring in 2026 (and for the final renewal option, if exercised by our company) based on a Consumer Price Index Factor. Our company’s lease payment was fixed at $103,177 per month through the fifth anniversary date.

The total amount paid under the lease in fiscal 2017 was $1,267,363. Our company has the option to purchase the facility and this option is irrevocable through any of the renewal periods. The purchase price would be the greater of $14.3 million or 95% of the fair market value of the facility. Our company also has a right of first refusal, allowing it to match any offer that may be made on the leased premises from a third party.

Supplier Arrangement

The related party transactions outlined below have been reviewed, approved, ratified or otherwise determined to be outside the scope of our company’s RPT Policy by our Audit Committee, as more specifically described below.

During fiscal 2017, we purchased approximately $7.6 million of packaging and $418,000 of equipment, supplies and services from Clear Lam. The Audit Committee reviewed and approved these purchases in accordance with the terms of the RPT Policy.

During fiscal 2017, James J. Sanfilippo, a director of our company, and John E. Sanfilippo (children of Jasper and Marian Sanfilippo) each owned 6.77% of Clear Lam. The remainder of Clear Lam was owned by a trust, the equal beneficiaries of which are the children of Jasper and Marian Sanfilippo (including Jasper B. Sanfilippo, Jr. and Jeffrey T. Sanfilippo, who are both executive officers and directors of our company and James J. Sanfilippo, a director of our company). Jasper B. Sanfilippo, a stockholder and former Chief Executive Officer and former director of our company, served as a director of Clear Lam. The five children of Jasper B. Sanfilippo (including Jasper B. Sanfilippo, Jr. and Jeffrey T. Sanfilippo, who are both executive officers and directors of our company and James J. Sanfilippo, a director of our company) were directors of Clear Lam. In July 2017, Clear Lam was purchased by Sonoco Products Company.

Compensation Arrangements

The Audit Committee (which consists of the same four members as the Compensation Committee) or the Compensation Committee also reviewed and approved certain compensation (as disclosed in the “Compensation Discussion and Analysis” section above) of Jeffrey T. Sanfilippo, Michael J. Valentine, Jasper B. Sanfilippo, Jr. and James A. Valentine for fiscal 2017. The below transactions were also approved by our Audit Committee or the Compensation Committee.

During fiscal 2017, we paid compensation to Roseanne Christman for her service as Director of Creative Services of our company. Ms. Christman is the sister-in-law of Timothy R. Donovan, a director of our company. Ms. Christman’s total compensation for fiscal 2017 was $258,614, including $72,058 of incentive compensation as a participant in the SVA Plan and $13,353 of equity compensation (or 221 RSUs overall with a fair value of $60.42 per share) related to an RSU grant with a grant date of November 16, 2016.

During fiscal 2017, we paid compensation to Brenda Cannon for her service as Vice President, Regulatory Compliance of our company. Ms. Cannon is the spouse of Michael G. Cannon, who was an executive officer of our company until his retirement in January 2017. Ms. Cannon’s total compensation for fiscal 2017 was $225,873, including $72,733 of incentive compensation as a participant in the SVA Plan and $16,076 equity compensation (or 246 RSUs overall with a fair value of $65.35 per share) related to an RSU grant with a grant date of November 16, 2016. Ms. Cannon retired from our company in January 2017.

During fiscal 2017, we paid compensation to Lisa Sanfilippo for her service as Director of Business Development and Innovation Trends of our company. Ms. Sanfilippo is the sister of (a) Jeffrey T. Sanfilippo and Jasper B. Sanfilippo, Jr., directors and executive officers of our company and (b) James J. Sanfilippo, a director of our company. Ms. Sanfilippo’s total regular compensation for fiscal 2017 was $195,117, including $24,553 of incentive compensation as a participant in the SVA Plan. Ms. Sanfilippo separated from our company in February 2017 due to the elimination of her position. In connection with her separation, Ms. Sanfilippo received a lump-sum cash payment of $113,000, which was based on Ms. Sanfilippo’s salary and years of service with our company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, as well as persons who are beneficial owners of more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Commission and The Nasdaq Stock Market LLC, and to furnish us with copies of these forms. To our knowledge, based solely on our review of the copies of Forms 3, 4 and 5 submitted to us, we believe there were no instances of noncompliance with the filing requirements imposed by Section 16(a) of the Exchange Act during fiscal 2017 with respect to the foregoing persons, with the exception of one late Form 4 filing for Mr. Donovan related to trust holdings on behalf of his spouse.

OTHER ANNUAL MEETING MATTERS

Annual Report on Form 10-K

Our annual report on Form 10-K for the fiscal year ended June 29, 2017, has been included in the delivery of this Proxy Statement or is available at http://www.proxydocs.com/JBSS. Stockholders are referred to the report for financial and other information about us, but such report is not incorporated in this Proxy Statement and is not to be deemed a part of the proxy soliciting material.

We will provide without charge, upon the written request of any stockholder, a copy of our most recent fiscal year’s annual report on Form 10-K, including the financial statements and the financial statement schedules. Such written request should be directed to:

John B. Sanfilippo & Son, Inc.

Stockholder Annual Report Request

Attn: Corporate Secretary

1703 N. Randall Road

Elgin, Illinois 60123-7820

Stockholder Proposals for the 2018 Annual Meeting

Under the rules of the SEC, if a stockholder wants us to include a proposal in our Internet Notice, proxy statement and form of proxy for presentation at our 2018 annual meeting, the stockholder’s proposal must be received by us at our principal executive offices at 1703 N. Randall Road, Elgin, Illinois 60123-7820 by May 23, 2018. The proposal should be sent to the attention of the Secretary of our company.

If a stockholder intends to present a proposal at the 2018 annual meeting that is not to be included in our company’s proxy materials, the stockholder must comply with the various requirements established in our company’s Bylaws. Among other things, the Bylaws require that the holder of Common Stock submit a written notice to the Secretary of our company at the address in the preceding paragraph not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting. Thus, any notice by a holder of Common Stock must be received at our principal executive offices no later than the close of business on August 4, 2018, and no earlier than the close of business on July 5, 2018. However, if the annual meeting date is more than 30 days before or more than 70 days after such anniversary date, notice by stockholders must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by us.

Notice and Access

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on November 2, 2017. This year, we are again following the Commission’s “Notice and Access” rule. Most stockholders of record will receive the Internet Notice in lieu of a printed paper copy of our proxy materials. The Internet Notice provides instructions as to how stockholders can access our proxy statement and annual report online at http://www.proxydocs.com/JBSS, describes matters to be considered at the Annual Meeting, and gives instructions as to how shares can be voted. Stockholders receiving the Internet Notice can request a printed paper copy of the proxy materials by following the instructions set forth in the Internet Notice. Should a stockholder need directions to attend the Annual Meeting and vote in person, please call (847) 214-4612.

Proxy Solicitation

The Internet Notice will be mailed to stockholders of record who were not mailed the printed proxy materials. The Internet Notice provides details regarding the availability of our full proxy materials, including our proxy statement and our annual report, at the Internet website address http://www.proxydocs.com/JBSS. All stockholders of record were either mailed the Internet Notice, or mailed the printed proxy materials which include a proxy card. Stockholders who are beneficial owners of our stock held in street name (e.g. holding shares of our stock through a broker, bank or other holder of record) should follow the applicable instructions provided by their broker, bank or other holder of record to vote their shares. If a stockholder wishes to vote electronically or by telephone, the stockholder should follow the instructions on how to vote electronically or by telephone that are included on the stockholder’s proxy card or Internet Notice or information from their broker, bank or other holder of record.

Proxies will be solicited from stockholders by telephone, Internet and postal mail. Proxies may also be solicited by directors, officers and a small number of our regular employees personally or by mail, telephone, fax or e-mail, but such persons will not be specially compensated for such services. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the Internet Notice, proxy materials, or any other soliciting material to the beneficial owners of stock held of record by such persons, and we will reimburse them for their expenses in doing so. The entire cost of the preparation and mailing of the Internet Notice and the preparation and mailings of this Proxy Statement and accompanying materials, and the related proxy solicitation, will be borne by us.

Whether or not a stockholder plans to attend the annual meeting and vote in person, we request that the stockholder read our proxy materials and submit the stockholder’s proxy vote. A stockholder submitting a proxy vote will not affect the stockholder’s right to attend the meeting and vote in person. A stockholder who has given a proxy may revoke it by: (a) delivering a written notice of revocation to our Secretary prior to the exercise of the proxy at the Annual Meeting; (b) duly submitting a subsequent proxy so that it is received by 5:00 P.M. Eastern Time on November 1, 2017; or (c) attending the Annual Meeting and voting in person. Any written notice of revocation should be received by us at 1703 N. Randall Road, Elgin, Illinois 60123-7820, Attention: Secretary, or hand delivered to the Secretary, before the closing of the polls at the Annual Meeting.

Stockholder Change of Address

Stockholders must submit changes to the address and/or title associated with their stock certificates by contacting our transfer agent:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, NY 11219

1-(800)-937-5449

www.amstock.com

We shall not be responsible for the consequences of a stockholder’s failure to provide such updates to our transfer agent, which could include, but are not limited to, loss of shares, non-payment of dividends or non-receipt of proxy solicitation materials.

Other Matters

Management does not intend to present, and does not have any reason to believe that others will present, any item of business at the Annual Meeting other than those specifically set forth in the Internet Notice and the notice of the Annual Meeting. However, if other matters are properly presented for a vote, the proxies will be voted for such matters in accordance with the judgment of the persons acting under the proxies.

By Order of the Board of Directors

MICHAEL J. VALENTINE
Secretary

Elgin, Illinois

September 15, 2017

1703 N. Randall Rd.  |  Elgin, IL 60123-7820 U.S.A.  |  P 847.289.1800    F 847.289.1843

www.fishernuts.com  |  www.jbssinc.com  |  www.orchardvalleyharvest.com

ANNUAL MEETING OF JOHN B. SANFILIPPO & SON, INC. Date: Thursday, November 2, 2017 Time: 10:00 A.M. (Central Time) Place: 1707 N. Randall Road, Elgin, Illinois 60123 Please make your marks like this: Use dark black pencil or pen only The Board of Directors recommends that you vote FOR the following: 1. Election of Directors 01 Governor Jim R. Edgar 02 Ellen C. Taaffe 03 Daniel M. Wright AllVote Nominees For From Withhold All Nominees Vote All *Vote Except For *INSTRUCTIONS: nominee, mark the To “Except” withhold box authority and write to the vote number(s) for any to corresponding withhold in the to space the nominee provided listed to the above right. that you want The Board of Directors recommends that you For Against Abstain vote FOR the following proposal: 2. appointment Ratification of of the PricewaterhouseCoopers Audit Committee’s Accounting LLP as our Independent Firm for the 2018 Registered fiscal year. Public The Board of Directors recommends that you For Against Abstain vote FOR the following proposal: 3. Advisory compensation. vote to approve executive The Board of Directors recommends that you One Two Three vote ONE YEAR for the following proposal: Year Years Years Abstain 4. Frequency executive compensation. of the advisory vote on Note: before Upon such the Annual other matters Meeting: as In may their properly discretion, come the proxies as may properly are authorized come to before vote the on such Annual other Meeting matters or any postponements or adjournments thereof. Authorized Signatures - This section must be executed and completed. Please Sign Above Please Date Above Please Sign Above Please Date Above Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority after signature. Corporations must provide full name of corporation and title of authorized officer signing the proxy after signature. Common Stock Please separate carefully at the perforation and return just this portion in the envelope provided. ® Annual Meeting of John B. Sanfilippo & Son, Inc. to be held on Thursday, November 2, 2017 for Holders as of September 8, 2017 This proxy is being solicited on behalf of the Board of Directors VOTE BY: INTERNET TELEPHONE www. Go To: proxypush.com/JBSS Call: 866-390-5359 Cast your vote online. Use any touch-tone telephone. OR proxy materials. Have your Voting Instruction Form ready. View Follow the simple recorded instructions. MAIL OR Mark, sign and date your Voting Instruction Form. Detach your Voting Instruction Form. Return your Voting Instruction Form in the postage-paid envelope provided. The undersigned hereby appoints Jeffrey T. Sanfilippo, Jasper B. Sanfilippo, Jr., and Michael J. Valentine, and each of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of Common Stock of John B. Sanfilippo & Son, Inc., which the undersigned is entitled to vote at the Annual Meeting of John B. Sanfilippo & Son, Inc. to be held on Thursday, November 2, 2017 at 10:00 A.M. Central Time at 1707 N. Randall Road, Elgin, Illinois 60123, and any adjournment or postponement thereof upon the matters specified and upon such other matters as may be properly brought before the Annual Meeting or any adjournment or postponement thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the Annual Meeting and revoking any proxy heretofore given. This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted: FOR the election of all nominees for Director in proposal 1. FOR the ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the 2018 fiscal year in proposal 2. FOR the advisory vote to approve executive compensation in proposal 3. ONE YEAR for the frequency of the advisory vote on executive compensation in proposal 4. All votes must be received by 5:00 P.M., Eastern Time, November 1, 2017. PROXY TABULATOR MEDIANT COMMUNICATIONS LLC P.O. BOX 8016 CARY, NC 27512-9903 EVENT # CLIENT #

Please separate carefully at the perforation and return just this portion in the envelope provided. Revocable Proxy — John B. Sanfilippo & Son, Inc. Annual Meeting of Stockholders November 2, 2017, 10:00 A.M. (Central Time) This Proxy is Solicited on Behalf of the Board of Directors The undersigned hereby appoints Jeffrey T. Sanfilippo, Jasper B. Sanfilippo, Jr., and Michael J. Valentine, and each of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of Common Stock of John B. Sanfilippo & Son, Inc., which the undersigned is entitled to vote at the Annual Meeting of John B. Sanfilippo & Son, Inc. to be held on Thursday, November 2, 2017 at 10:00 A.M. Central Time at 1707 N. Randall Road, Elgin, Illinois 60123, and any adjournment or postponement thereof upon the matters specified and upon such other matters as may be properly brought before the Annual Meeting or any adjournment or postponement thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the Annual Meeting and revoking any proxy heretofore given. This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted: FOR the election of all nominees for Director in proposal 1. FOR the ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the 2018 fiscal year in proposal 2. FOR the advisory vote to approve executive compensation in proposal 3. ONE YEAR for the frequency of the advisory vote on executive compensation in proposal 4. (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

ANNUAL MEETING OF JOHN B. SANFILIPPO & SON, INC. Date: Thursday, November 2, 2017 Time: 10:00 A.M. (Central Time) Place: 1707 N. Randall Road, Elgin, Illinois 60123 Please make your marks like this: Use dark black pencil or pen only The below directors have been nominated by the holders of Class A Common Stock: 1. Election of Directors 01 James J. Sanfilippo 04 Mathias A. Valentine 02 Jasper B. Sanfilippo, Jr. 05 Michael J. Valentine 03 Jeffrey T. Sanfilippo 06 Timothy R. Donovan AllVote Nominees For From Withhold All Nominees Vote All *Vote Except For *INSTRUCTIONS: nominee, mark the To “Except” withhold box authority and write to the vote number(s) for any to corresponding withhold in the to space the nominee provided listed to the above right. that you want The Board of Directors recommends that you For Against Abstain vote FOR the following proposal: 2. Ratification appointment of of the PricewaterhouseCoopers Audit Committee’s Accounting LLP as our Independent Firm for the 2018 Registered fiscal year. Public The Board of Directors recommends that you For Against Abstain vote FOR the following proposal: 3. Advisory compensation. vote to approve executive The Board of Directors recommends that you One Two Three vote ONE YEAR for the following proposal: Year Years Years Abstain 4. Frequency executive compensation. of the advisory vote on Note: Upon before such the Annual other matters Meeting: as In may their properly discretion, come the proxies as may properly are authorized come to before vote the on such Annual other Meeting matters or any postponements or adjournments thereof. Authorized Signatures - This section must be executed and completed. Please Sign Above Please Date Above Please Sign Above Please Date Above Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority after signature. Corporations must provide full name of corporation and title of authorized officer signing the proxy after signature. Class A Stock Please separate carefully at the perforation and return just this portion in the envelope provided. ® Annual Meeting of John B. Sanfilippo & Son, Inc. to be held on Thursday, November 2, 2017 for Holders as of September 8, 2017 This proxy is being solicited on behalf of the Board of Directors VOTE BY: INTERNET TELEPHONE www. Go To: proxypush.com/JBSS Call: 866-390-5359 Cast your vote online. • Use any touch-tone telephone. • OR View proxy materials. • Have your Voting Instruction Form ready. • • Follow the simple recorded instructions. MAIL OR • Mark, sign and date your Voting Instruction Form. • Detach your Voting Instruction Form. • Return your Voting Instruction Form in the postage-paid envelope provided. The undersigned hereby appoints Jeffrey T. Sanfilippo, Jasper B. Sanfilippo, Jr., and Michael J. Valentine, and each of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of Class A Common Stock of John B. Sanfilippo & Son, Inc., which the undersigned is entitled to vote at the Annual Meeting of John B. Sanfilippo & Son, Inc. to be held on Thursday, November 2, 2017 at 10:00 A.M. Central Time at 1707 N. Randall Road, Elgin, Illinois 60123, and any adjournment or postponement thereof upon the matters specified and upon such other matters as may be properly brought before the Annual Meeting or any adjournment or postponement thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the Annual Meeting and revoking any proxy heretofore given. This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted: FOR the election of all nominees for Director in proposal 1. FOR the ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the 2018 fiscal year in proposal 2. FOR the advisory vote to approve executive compensation in proposal 3. ONE YEAR for the frequency of the advisory vote on executive compensation in proposal 4. All votes must be received by 5:00 P.M., Eastern Time, November 1, 2017. PROXY TABULATOR MEDIANT COMMUNICATIONS LLC P.O. BOX 8016 CARY, NC 27512-9903 EVENT # CLIENT #

Please separate carefully at the perforation and return just this portion in the envelope provided. Revocable Proxy — John B. Sanfilippo & Son, Inc. Annual Meeting of Stockholders November 2, 2017, 10:00 A.M. (Central Time) This Proxy is Solicited on Behalf of the Board of Directors The undersigned hereby appoints Jeffrey T. Sanfilippo, Jasper B. Sanfilippo, Jr., and Michael J. Valentine, and each of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of Class A Common Stock of John B. Sanfilippo & Son, Inc., which the undersigned is entitled to vote at the Annual Meeting of John B. Sanfilippo & Son, Inc. to be held on Thursday, November 2, 2017 at 10:00 A.M. Central Time at 1707 N. Randall Road, Elgin, Illinois 60123, and any adjournment or postponement thereof upon the matters specified and upon such other matters as may be properly brought before the Annual Meeting or any adjournment or postponement thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the Annual Meeting and revoking any proxy heretofore given. This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted: FOR the election of all nominees for Director in proposal 1. FOR the ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the 2018 fiscal year in proposal 2. FOR the advisory vote to approve executive compensation in proposal 3. ONE YEAR for the frequency of the advisory vote on executive compensation in proposal 4. (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)